Exhibit 4.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

DATED [•]

GSK PLC

and

PFIZER INC.

and

HALEON PLC

and

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED

and

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED

and

ANACOR PHARMACEUTICALS, INC.

and

PF CONSUMER HEALTHCARE HOLDINGS LLC

SEPARATION CO-OPERATION AND

IMPLEMENTATION AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(SRN/TGXF)

Exhibits and schedules have been omitted pursuant to the Instructions as to Exhibits in Form 20-F and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

24.	Contracts (Rights of Third Parties) Act 1999	56

25.	Assignment	57

26.	Remedies and Waivers	57

27.	Variation	58

28.	Further Assurance	58

29.	No Partnership or Agency	58

30.	Invalidity	58

31.	Continuing Effect	59

32.	Counterparts	59

33.	Language	59

34.	Governing Law and Jurisdiction	59

35.	Agent for Service	60

SCHEDULES AND ATTACHMENTS

Schedule 1 Provisions on Claims under the Dividend Indemnities	67

Schedule 2 Continuing Cosmos SHA Provisions and Post-Completion Matters	71

Part A (Continuing Cosmos SHA Provisions)	71

Part B (Other post-Completion Matters)	84

Schedule 3 Allocation of Costs and Expenses	88

AGREED FORM DOCUMENTS

Pfizer Relationship Agreement

Orderly Marketing Agreement

Registration Rights Agreement

Sponsors’ Agreements

Lock-up Deed

Demerger Agreement

GSK Exchange Agreement

Pfizer Exchange Agreement

SLP Exchange Agreement

Cosmos SAPA Amendment Agreement

Tax Covenant

ATFA

Transitional Services Agreement

GSK Manufacturing and Supply Agreement

Consumer Manufacturing and Supply Agreement

GSK Quality Agreement

Consumer Quality Agreement

Shared Brands Licences Agreement

Shared Brands Committee Agreement

Corporate Brand Licence Agreement

Co-Existence Agreement

Long Term Access Agreement

Pharmacovigilance Agreement

NEBA Amendment Agreement

Argentina NEBA

Brazil ATFA

Deed of Termination

Regulatory Information Access and Service Agreement

This Agreement is made as a deed on [•] 2022.

BETWEEN:

1.	GSK PLC, a public limited company incorporated in England with number 03888792, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS (“GSK”);

2.	PFIZER INC., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017 (“Pfizer”);

3.	HALEON PLC, a public limited company incorporated in England with number 13691224, having its registered office at 980 Great West Road, Brentford, Middlesex, United Kingdom, TW8 9GS (“Haleon”);

4.

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS (NO.2) LIMITED, a private limited company incorporated under the laws of England under registered number 11961650 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (“JVCo”);

5.

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED, a private limited company incorporated under the laws of England under registered number 08998608 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (“GSKCHHL”);

ANACOR PHARMACEUTICALS, INC., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017 (“Anacor”); and

6.	PF CONSUMER HEALTHCARE HOLDINGS LLC, a limited liability company incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017 (“PFCHHL”).

WHEREAS:

(A)

GSK intends to demerge approximately 80.1% of its interest in the Consumer Healthcare Business, by way of an indirect dividend demerger, for the purpose of benefiting both the Consumer Healthcare Business and the GSK Business. GSK also intends that, subsequent to such demerger, Haleon, as the holder of the Consumer Healthcare Business, shall be listed on the London Stock Exchange as a separate and independently managed group.

(B)

Haleon is a company that is not part of the GSK Group or the Pfizer Group. GSKCHHL is (and will be, immediately prior to the Demerger) a subsidiary of GSK with 100% of its A Shares and B Shares held by GSK and 100% of its C Shares held by the SLPs (which A Shares, B Shares and C Shares comprise all ownership interests of whatever nature in GSKCHHL). GSKCHHL is (and will be immediately following the Demerger and the Share Exchanges) the registered holder of 100% of the issued ordinary A shares and 100% of the issued preference shares in JVCo, which is the current parent company of the Consumer Healthcare Group.

(C)

GSK and Haleon have conditionally agreed on the terms of the Demerger Agreement pursuant to which GSK will transfer to Haleon the Relevant GSKCHHL Shares (being all of the A Shares, representing in excess of 80% of the entire issued ordinary share capital of GSKCHHL which comprises A Shares, B Shares and C Shares) in consideration for which Haleon will allot and issue, credited as fully paid up, the Haleon Demerger Shares to the Qualifying GSK Shareholders, in satisfaction of the Demerger Dividend to be declared on the GSK Shares pursuant to the Demerger Resolution.

(D)

Separately, pursuant to: (i) the GSK Exchange Agreement, GSK has agreed to transfer GSK’s entire shareholding of B Shares to Haleon in exchange for Haleon issuing the GSK Haleon Exchange Shares to GSK; (ii) the Pfizer Exchange Agreement, Anacor and Pfizer have agreed that the Pfizer Group PFCHHL Transferor shall transfer the PFCHHL Interests (being all of the common interests in PFCHHL (which comprise all ownership interests of whatever nature in PFCHHL) and which shall be held by Anacor until the commencement of the PFCHHL Transfer and by Pfizer following completion of the PFCHHL Transfer until completion of the Pfizer Share Exchange) to Haleon in exchange for Haleon issuing the Pfizer Haleon Exchange Shares (comprising new Haleon Ordinary Shares and the Haleon NVPS) to the Pfizer Group PFCHHL Transferor and the Depositary and, following which, the Pfizer Group PFCHHL Transferor will sell the Haleon NVPS immediately upon receipt of such Haleon NVPS pursuant to a binding commitment made prior to its transfer of the PFCHHL Interests to Haleon; and (iii) the SLP Exchange Agreement, each SLP has agreed to transfer its entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP.

(E)

As a result of the Demerger Completion and the completion of the Share Exchanges: (i) (A) the Pfizer Group PFCHHL Transferor and the Depositary (with respect to the Haleon Ordinary Shares held on behalf of the Pfizer Group PFCHHL Transferor) will hold, in aggregate, 32% of the issued Haleon Ordinary Shares (rounded to the nearest whole ordinary share) and 100% of the issued preference shares in Haleon, it being understood that any Haleon Ordinary Shares issued to the Depositary pursuant to the Pfizer Exchange Agreement will be held by the Depositary on behalf of the Pfizer Group PFCHHL Transferor in connection with and under the establishment of the Haleon ADR Programme, (B) the Qualifying GSK Shareholders will hold at least approximately 54.47% of the issued ordinary shares of Haleon, (C) GSK will hold up to approximately 6.03% of the issued ordinary shares of Haleon (and with the issued ordinary shares comprised in (B) and (C) together representing 60.5% of the issued ordinary shares of Haleon (rounded to the nearest whole ordinary share)), and (D) the SLPs will collectively hold 7.5% of the issued ordinary shares of Haleon (rounded to the nearest whole ordinary share); (ii) Haleon will hold 100% of the issued ordinary shares and common interests, respectively, in each of GSKCHHL and PFCHHL; and (iii) (1) GSKCHHL will hold 100% of the issued ordinary A shares and 100% of the issued preference shares in JVCo and (2) PFCHHL will hold 100% of the issued ordinary B shares in JVCo.

(F)

It is also intended that, prior to commencement of the Demerger Completion Steps, the relevant Parties will have taken all necessary actions so that each of the following actions shall have occurred: (i) JVCo will declare and pay the Final Quarterly Dividend, the Final Sweep Dividend and, separately, the Pre-Separation Dividend to GSKCHHL and PFCHHL in accordance with the Cosmos SHA and the Treasury Side Letter; (ii) GSKCHHL will declare and pay the Pre-Separation GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares; (iii) GSKCHHL will declare and pay the Final Sweep GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares and to the SLPs in respect of the C Shares; (iv) GSKCHHL will declare and pay the Final Quarterly GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares and (if and only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs in respect of the C Shares; and (v) PFCHHL will declare and pay or otherwise effect the Pre-Separation PFCHHL Onward Dividend, the Final Quarterly PFCHHL Onward Dividend and the Final Sweep PFCHHL Onward Dividend to Anacor or, if completion of the PFCHHL Transfer has occurred prior to such time, Pfizer.

(G)	It is further noted that Haleon redeemed the Redeemable Shares on 11 April 2022.

(H)

In connection with the proposed listing of Haleon, and prior to the Demerger, it is also intended that: (i) the Prospectus and Circular shall be published and posted; (ii) the GSK General Meeting shall take place to, among other things, approve the Demerger and the relevant parts of the Separation Transaction as a Class 1 transaction for the purposes of Chapter 10 of the Listing Rules; (iii) the Haleon ADR Programme shall be established to come into effect on or around the time of Admission; and (iv) following payment by JVCo of the dividends referred to in recital (F)(i) above, the ATB Re-organisation shall be completed.

(I)	Following the Demerger Completion and the completion of the Share Exchanges, it is intended that Admission shall occur, subsequent to which GSK shall implement the GSK Share Consolidation.

(J)

The Parties have, to date, been co-operating in relation to the proposed listing of Haleon, the Demerger and the Share Exchanges within the framework of the Cosmos SHA and the Cosmos SCA. With publication of the Circular and the Prospectus expected shortly, the Parties now wish to enter into this Agreement as they have agreed to take certain additional steps and implement certain additional arrangements to effect completion of, or which otherwise relate to, the Separation Transaction. Accordingly, this Agreement, which is a deed, records their respective obligations relating to such matters and certain terms on which relations between the Parties shall be governed following Completion.

(K)

For U.S. federal income tax purposes, GSK and Haleon intend that the Demerger, together with certain related transactions, qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement, together with the Demerger Agreement, constitute a “plan of reorganization” for purposes of Section 368 of the Code.

THIS DEED PROVIDES as follows:

1.	INTERPRETATION

1.1	In this Agreement and the Schedules:

“Admission”

means, unless otherwise expressly set forth herein, admission of the Haleon Admission Shares to the premium listing segment of the Official List of the FCA and to trading on the London Stock Exchange’s main market for listed securities;

“Affected Party”	has the meaning given to that term in paragraph 1.2 of Part B (Other post-Completion Matters) of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters);

“Affiliate”

means, in relation to any person (the “relevant person”) at any time during the period for which the determination of affiliation is being made:

(i) any person Controlled (directly or indirectly) by the relevant person;

(ii)  any person Controlling (directly or indirectly) the relevant person; and

(iii)  any person under common Control (directly or indirectly) with the relevant person,

provided that (x) Pfizer and GSK (and any members of their respective Groups) shall not be deemed to be an “Affiliate” of any members of the Consumer Healthcare Group, and any members of the Consumer Healthcare Group shall not be deemed to be an “Affiliate” of Pfizer or GSK (or any members of their respective Groups), as of or following Completion, (y) any Delayed Business shall not constitute an “Affiliate” of JVCo unless, and until, the relevant completion date for the transfer of such Delayed Business under the SAPA and (z) any Deferred Closing Business shall not constitute an “Affiliate” of JVCo unless, and until, the relevant completion date for the transfer of such Deferred Closing Business under the NEBA;

“Agreed Form”

means, in relation to any document, that document in a form agreed by the parties thereto and initialled for identification purposes by or on behalf of each of the parties thereto, and, to the extent their agreement is required pursuant to the terms of the Cosmos SAPA, Cosmos SHA or any other agreements between members of the GSK Group, members of the Haleon Group and/or members of the Pfizer Group, agreed by each of GSK, Haleon and Pfizer (whether or not parties thereto);

“Agreed Rate”	has the meaning given to that term in clause 20.1;

“Ancillary Agreements”	means the Listing Ancillary Agreements and the Separation Ancillary Agreements;

“Argentina NEBA”

means the letter agreement relating to the retention, operation and transfer of the manufacturing site located in Buenos Aires, Argentina entered into or to be entered into between GSK and JVCo on or around the date of this Agreement;

“A Shares”	means the A ordinary shares of £1.00 each in the share capital of GSKCHHL all of which are fully paid and held as at the date of this Agreement by GSK;

“ATB Re-organisation”

means all of (i) the distribution in specie of the ordinary shares of GSKCHH3 by JVCo to GSKCHHL only, (ii) the distribution of £53.125m by JVCo to GSKCHHL only, and (iii) the conversion of a portion of A shares in the share capital of JVCo held by GSKCHHL (of equivalent value to the distribution mentioned at (i)) into preference shares in the share capital of JVCo in a manner consistent with the SCA Side Letter;

“ATFA”	means the asset transfer framework agreement between GSK, GSKCHHL and [[Haleon][JVCo]] entered into [on or around the date of this Agreement];

“Brazil ATFA”

means the asset transfer framework agreement relating to the transfer of the manufacturing site located in Jacarepaguá, Brazil entered into or to be entered into between GSK, GSKCHHL and JVCo on or around the date of this Agreement;

“B Shares”	means the B ordinary shares of £1.00 each in the share capital of GSKCHHL all of which are fully paid and held as at the date of this Agreement by GSK;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London, UK;

“Circular”

means the circular to be dated with the Posting Date and to be sent to the shareholders of GSK in connection with the Demerger, including a notice of general meeting of GSK, substantially in the Agreed Form;

“Co-Existence Agreement”

means the co-existence agreement in respect of certain trade marks and domain names of the GSK Group and Consumer Healthcare Group entered into or to be entered into between Glaxo Group Limited, SmithKline Beecham Limited and Haleon on or around the date of this Agreement;

“Completion”	means completion of the final step in the Separation Transaction;

“Connected Persons”	means, in relation to a Party, any member of its Group and any officer, employee, agent, adviser or representative of that Party or any member of its Group, in each case, from time to time;

“Consumer Healthcare Business”

means the consumer healthcare business which, as at the date of Demerger Completion is operated within the JVCo Group and any other asset or business of the consumer healthcare business that, as at the date of Demerger Completion, is contemplated to be operated within the Haleon Group after Separation Completion pursuant to the ATFA, the Argentina NEBA and/or the Brazil ATFA;

“Consumer Healthcare Group”	means: (i) prior to Demerger Completion, the JVCo Group; and (ii) from Demerger Completion, the Haleon Group;

“Consumer Healthcare Group Companies”	means any member of the Consumer Healthcare Group from time to time, and “Consumer Healthcare Group Company” shall be construed accordingly;

“Consumer Healthcare Product”

means, in respect of any jurisdiction, any oral care, nutritional care, skin care, medicine or other cosmetic or healthcare product or device of any kind, in each case, for the treatment of, or use by, human beings which is available without, or both with and without, a prescription, but excluding any such product or device that is subject to the same regulatory classification and/or regulatory treatment (including in relation to advertising) as a product or device that is available only with a prescription;

“Consumer Manufacturing and Supply Agreement”

means the manufacturing and supply agreement entered into or to be entered into between GlaxoSmithKline Consumer Trading Services Limited as supplier and GlaxoSmithKline Trading Services Limited as purchaser on or around the date of this Agreement;

“Consumer Quality Agreement”

means the quality agreement entered into or to be entered into between GlaxoSmithKline Consumer Trading Services Limited and GlaxoSmithKline Trading Services Limited in respect of the Consumer Manufacturing and Supply Agreement on or around the date of this Agreement;

“Control”

means, in relation to a person, the ability of another person to ensure that the activities and business of the first mentioned person are conducted in accordance with the wishes of that other person (whether by exercise of contractual rights, ownership of shares or otherwise), and a person shall be deemed to have Control of a body corporate if that person has the contractual right to procure that the activities and business of that body corporate are conducted in accordance with that person’s wishes or if that person possesses the majority of the issued share capital or the voting rights in that body corporate or the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding up (and “Controlled” and “Controlling” shall be construed accordingly);

“Corporate Brand Licence Agreement”

means the brand licence agreement in respect of corporate marks entered into or to be entered into between certain licensors, certain licensees and certain registered proprietors on or around the date of this Agreement;

“Cosmos Agreements”	has the meaning given to that term in clause 23.1;

“Cosmos Closing”	has the meaning given to the term “Closing” in the Cosmos SAPA;

“Cosmos Completion Date”	means 31 July 2019;

“Cosmos SAPA”

means the stock and asset purchase agreement entered into among Pfizer, GSK, GSKCHHL and JVCo dated 19 December 2018, as amended from time to time including on 31 July 2019 and by the Cosmos SAPA Amendment Agreement;

“Cosmos SAPA Amendment Agreement”	means the amendment agreement to the Cosmos SAPA entered into or to be entered into in the Agreed Form among Pfizer, GSK, GSKCHHL and JVCo on or around the date of this Agreement;

“Cosmos SCA”	means the structuring considerations agreement entered into among GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“Cosmos SHA”	means the shareholders’ agreement in relation to JVCo entered into among GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“Costs”

means charges and reasonable costs (including legal costs) and expenses (other than, subject to the below, Tax), which are properly incurred and of an out-of-pocket nature, together with any amounts in respect of VAT comprised in such charges, costs and expenses but only to the extent not recoverable;

“C Shares”

means the C ordinary shares of £1.00 each in the share capital of GSKCHHL, which shares rank pari passu with the A Shares and the B Shares except that they carry no right to any Pre-Separation GSKCHHL Onward Dividend and carry no voting rights, all of which are fully paid and held as at the date of this Agreement by the SLPs;

“CTA 2010”	means the UK Corporation Tax Act 2010;

“Deed of Termination”

means the global deed of termination relating to certain services provided by GSK or members of the GSK Group to Haleon or members of the Consumer Healthcare Group entered into or to be entered into between GSK and JVCo on or around the date of this Agreement;

“Deferred Closing Business”	has the meaning given to that term in the NEBA;

“Delayed Business”	has the meaning given to that term in the Cosmos SAPA;

“Demerger”

means, unless otherwise expressly set forth herein, the proposed demerger of approximately 80.1% of GSK’s interest in the Consumer Healthcare Business pursuant to the Demerger Agreement and the Demerger Dividend;

“Demerger Agreement”	means the demerger agreement entered into or to be entered into in the Agreed Form between GSK and Haleon on or around the date of this Agreement;

“Demerger Completion”	means the time and date when the Demerger Conditions Precedent have been fulfilled and the Demerger Completion Steps have taken place;

“Demerger Completion Steps”	has the meaning given to the term “Completion Steps” in the Demerger Agreement;

“Demerger Conditions Precedent”	means the conditions set out in clause [2.1 (Conditions Precedent)] of the Demerger Agreement;

“Demerger Dividend”	means the interim dividend, in specie, proposed to be declared by the GSK Board to effect the Demerger pursuant to the authority granted to the GSK Board under the Demerger Resolution;

“Demerger Record Time”	means [6.00 p.m.] on [●] 2022, or such other time and/or date as the GSK Board may determine;

“Demerger Resolution”	means resolution [1] set out in the notice of general meeting of GSK included in the Circular;

“Depositary”	means JP Morgan Chase Bank N.A., as depositary for the Haleon ADSs;

“Disposal” or “Disposes”

means, in relation to any share in the capital of Haleon, any disposition of any right or interest in such share and includes:

(i) any sale, assignment or transfer of any such share;

(ii)  creating or permitting to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance in respect of any such share;

(iii)  creating any trust or conferring any interest in respect of any such share;

(iv) any agreement, arrangement or understanding in respect of votes or the right to receive dividends in respect of any such share (other than this agreement);

(v)   the renunciation or assignment of any right to subscribe or receive any such share or any legal or beneficial interest in any such share;

(vi) any agreement to do any of the above; and

(vii) the transmission of any such share by operation of Law,

or the holder of any such share (or any other member of its Group) entering into or agreeing to any arrangement whatsoever which has a similar economic effect to any such disposition;

“Dividend Indemnities”

means the indemnities given by Haleon to GSK and each member of the GSK Group and to Pfizer and each member of the Pfizer Group which are contained in clause 4.11 (Dividends) and Schedule 1 (Provisions on Claims under the Dividend Indemnities);

“EMA”	means the European Medicines Agency, or any successor agency;

“Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exchange Agreements”	means the GSK Exchange Agreement, the Pfizer Exchange Agreement and the SLP Exchange Agreement;

“FCA”	means the Financial Conduct Authority acting in its capacity as the competent authority under Part VI of FSMA;

“FDA”	means the US Food and Drug Administration, or any successor agency;

“Final Quarterly Dividend”	means the final quarterly interim dividend to be paid by JVCo to GSKCHHL and PFCHHL prior to the Demerger on or around [●];

“Final Quarterly GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) and (if and only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs (as holders of the C Shares) in accordance with the GSKCHHL Articles of Association prior to the Demerger following any Final Quarterly Dividend and comprising amounts received pursuant thereto;

“Final Quarterly Onward Dividends”	means the Final Quarterly GSKCHHL Onward Dividend and the Final Quarterly PFCHHL Onward Dividend and comprising amounts received pursuant thereto;

“Final Quarterly PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Anacor (or, if completion of the PFCHHL Transfer has occurred prior to such dividend(s), distribution(s), transfer(s) or other similar transaction(s), Pfizer) prior to the Demerger following any Final Quarterly Dividend and comprising amounts received by PFCHHL pursuant thereto;

“Final Sweep Dividend”	has the meaning given to that term in the Treasury Side Letter;

“Final Sweep GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) and to the SLPs (as holders of the C Shares) in accordance with the GSKCHHL Articles of Association prior to the Demerger following the Final Sweep Dividend and comprising amounts received pursuant thereto;

“Final Sweep Onward Dividends”	means the Final Sweep GSKCHHL Onward Dividend and the Final Sweep PFCHHL Onward Dividend and comprising amounts received pursuant thereto;

“Final Sweep PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Anacor (or, if completion of the PFCHHL Transfer has occurred prior to such dividend(s), distribution(s), transfer(s) or other similar transaction(s), Pfizer) prior to the Demerger following the Final Sweep Dividend and comprising amounts received by PFCHHL pursuant thereto;

“FSMA”	means the Financial Services and Markets Act 2000;

“Governance Code”	means the then current version of the UK Corporate Governance Code published by the UK Financial Reporting Council or any successor body;

“Governmental Entity”

means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Group”	means: (i) in relation to GSK, the GSK Group; (ii) in relation to Pfizer and/or Anacor, the Pfizer Group; (iii) in relation to Haleon, the Haleon Group; and (iv) in relation to JVCo, the JVCo Group;

“GSK Board”	means the board of directors of GSK and any duly authorised committee of that board, from time to time;

“GSK Business”	means the business operated within the GSK Group, which is described in the Circular and which, for the avoidance of doubt, does not include the Consumer Healthcare Business;

“GSKCHHL Articles of Association”	means the articles of association adopted by GSKCHHL (as amended or replaced from time to time);

“GSKCHHL Onward Dividends”	means the Final Quarterly GSKCHHL Onward Dividend, the Pre-Separation GSKCHHL Onward Dividend and the Final Sweep GSKCHHL Onward Dividend;

“GSKCHH3”	means GSK Consumer Healthcare Holdings (No. 3) Limited, a company incorporated in England with number 13401293, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSK Consolidation Resolution”	means the relevant parts of resolution [1] relating to the proposed consolidation of the share capital of GSK as set out in the notice of general meeting of GSK included in the Circular;

“GSK Exchange Agreement”	means the Agreed Form exchange agreement between GSK and Haleon setting out the terms of the GSK Share Exchange;

“GSK General Meeting”

means the general meeting of GSK to approve, among other things:

(i) the Demerger and the relevant parts of the Separation Transaction as a Class 1 transaction for the purposes of Listing Rule 10;

(ii)  the relevant parts of the Separation Transaction and the associated and ancillary agreements and arrangements relating thereto or to be entered into pursuant thereto for the purposes of Chapter 11 of the Listing Rules; and

(iii)  the GSK Share Consolidation;

“GSK Group”	means GSK and its subsidiaries and subsidiary undertakings from time to time, excluding Haleon and the Consumer Healthcare Group Companies;

“GSK Group Companies”	means any member of the GSK Group from time to time, and “GSK Group Company” shall be construed accordingly;

“GSK Haleon Exchange Shares”

means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with the GSK Exchange Agreement, which immediately following completion of the Demerger and the Share Exchanges, represent up to approximately 6.03% of the issued Haleon Ordinary Shares;

“GSK Manufacturing and Supply Agreement”

means the manufacturing and supply agreement entered into or to be entered into between GlaxoSmithKline Trading Services Limited as supplier and GlaxoSmithKline Consumer Trading Services Limited as purchaser on or around the date of this Agreement;

“GSK NEB Agreement”	means the net economic benefit agreement entered into between GSK, Pfizer and JVCo and dated 31 July 2019, as amended or supplemented from time to time;

“GSK Pre-Separation Bonds Guarantee”	means the guarantee given by GSK in respect of the Pre-Separation Bonds;

“GSK Quality Agreement”

means the quality agreement entered into or to be entered into between GlaxoSmithKline Trading Services Limited and GlaxoSmithKline Consumer Trading Services Limited in respect of the GSK Manufacturing and Supply Agreement [on or around the date of this Agreement];

“GSK Retained Shares”

means any Haleon Ordinary Shares (including Haleon ADSs and other securities convertible into shares) held by any member of GSK’s Group in Haleon and any ultimate holding company thereof from time to time;

“GSK Share Consolidation”	means the consolidation of the share capital of GSK pursuant to and in accordance with the GSK Consolidation Resolution;

“GSK Share Exchange”

means the transfer of GSK’s entire shareholding of B Shares to Haleon in exchange for Haleon issuing the GSK Haleon Exchange Shares to GSK pursuant to and in accordance with the terms of the GSK Exchange Agreement;

“GSK Shareholders”	means holders of GSK Shares on the register of members of GSK from time to time;

“GSK Shares”	means ordinary shares in the capital of GSK having the rights set out in GSK’s articles of association from time to time;

“Guarantee Fee Arrangements”

means the guarantee fee arrangements effected pursuant to:

(i) the guarantee fee agreement between Haleon (as guarantor) and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (as beneficiary) dated [•]; and

(ii)  the guarantee fee agreement between GSK (as guarantor) and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (as beneficiary) dated 28 April 2022;

“Haleon Admission Shares”	means the Haleon Demerger Shares and the Haleon Exchange Shares (excluding the Haleon NVPS);

“Haleon ADR Programme”	means the American depositary receipt programme to be established for Haleon on or around Admission, as detailed in the Steps Plan;

“Haleon ADSs”	means the American depositary shares each representing [2] Haleon Ordinary Shares to be admitted to listing and trading on the NYSE pursuant to the establishment of the Haleon ADR Programme;

“Haleon Board”	means the board of directors of Haleon and any duly authorised committee of that board, from time to time;

“Haleon Committee Terms of Reference”	means the terms of reference for the following committees of the Haleon Board: audit and risk committee, remuneration committee, nominations and governance committee and disclosure committee;

“Haleon Demerger Shares”

means the Haleon Ordinary Shares to be allotted and issued to the Qualifying GSK Shareholders as GSK shall direct, credited as fully paid up, in accordance with the Demerger Agreement, together with (where the context so requires) any Haleon Ordinary Shares in issue prior to commencement of the Demerger Completion Steps;

“Haleon Exchange Shares”

means:

(i) the GSK Haleon Exchange Shares;

(ii)  the SLP Haleon Exchange Shares; and

(iii)  the Pfizer Haleon Exchange Shares,

which, together, immediately following completion of the Demerger and the Share Exchanges, represent up to approximately 45.53% of the issued Haleon Ordinary Shares (to the nearest whole Haleon Ordinary Share) and 100% of the issued preference shares of Haleon;

“Haleon Group”	means Haleon and its subsidiaries and subsidiary undertakings from time to time;

“Haleon NVPS”

means 25,000,000 unlisted redeemable non-voting preference shares of £[1.00] each in the share capital of Haleon which carry a right to a fixed rate dividend payable quarterly and on a cumulative basis at a rate of [•], the terms of which are set forth in greater detail in schedule 2 (Haleon NVPS Terms) to the Pfizer Exchange Agreement and in the New Haleon Articles of Association;

“Haleon Ordinary Shares”	means ordinary shares in the capital of Haleon having the rights set out in Haleon’s articles of association from time to time;

“HMRC”	means HM Revenue & Customs;

“Indemnified Party”	has the meaning given to that term in Schedule 1 (Provisions on Claims under the Dividend Indemnities);

“Indemnifying Party”	has the meaning given to that term in Schedule 1 (Provisions on Claims under the Dividend Indemnities);

“India Condition”	has the meaning given to that term in the Demerger Agreement;

“Informing Party”	has the meaning given to that term in paragraph 1.2 of Part B (Other post-Completion Matters) of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters);

“Investigation”	has the meaning given to that term in paragraph 1.1 of Part B (Other post-Completion Matters) of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters);

[“Israel Condition”]	[has the meaning given to that term in the Demerger Agreement;]

“Japan Condition”	has the meaning given to that term in the Demerger Agreement;

“JVCo Board”	means the board of directors of JVCo and any duly authorised committee of that board, from time to time;

“JVCo Directors”	means the directors of JVCo from time to time;

“JVCo Group”	means JVCo and its subsidiaries and subsidiary undertakings from time to time;

“JVCo Shareholder Loan”

means any shareholder loan granted by GSK or any member of its wholly-owned Group or Pfizer or any member of its wholly-owned Group (in each case as lender) to JVCo (or any member of the JVCo Group) (as borrower) pursuant to the provisions of clause 12.6 of the Cosmos SHA;

“Korea Condition”	has the meaning given to that term in the Demerger Agreement;

“Law”

means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority;

“Listing Ancillary Agreements”

means:

(i) the Pfizer Relationship Agreement;

(ii)  the Orderly Marketing Agreement;

(iii)  the Registration Rights Agreement;

(iv) the Sponsors’ Agreements; and

(v)   the Lock-up Deed,

and any document, agreement or arrangement pursuant thereto or in connection therewith;

“Listing Date”	has the meaning given to that term in the Treasury Side Letter;

“Listing Rules”

means the rules and regulations made by the FCA (acting in its capacity as the competent authority for the purposes of FSMA) under FSMA, and contained in the publication of the same name, as amended from time to time (including any successor rules);

“Listing Transaction”	has the meaning given to that term in the Cosmos SHA;

“Lock-up Deed”

means the lock-up deed entered into or to be entered into in the Agreed Form between GSK, Pfizer, the SLPs and [one bank designated by GSK and one bank designated by Pfizer] on or around the date of this Agreement;

“London Stock Exchange”	means London Stock Exchange plc;

“Long Term Access Agreement”	means the long term access agreement entered into or to be entered into between GSK and Haleon on or around the date of this Agreement;

“Major Market”	means the United States of America, Canada, Japan, China, the United Kingdom, the European Union and France, Germany, Italy and Spain individually;

“NEBA”

means the net economic benefit arrangements, comprising the GSK NEB Agreement and the Pfizer NEB Agreement as may be amended and restated from time to time, including pursuant to the NEBA Amendment Agreement;

“NEBA Amendment Agreement”	means the amendment and restatement agreement with respect to the GSK NEB Agreement entered into or to be entered into between GSK, JVCo and Pfizer on or around the date of this Agreement;

“New Haleon Articles of Association”	means the articles of association of Haleon in the Agreed Form to be adopted by Haleon with effect from Admission;

“New JVCo Articles of Association”	means the articles of association of JVCo in the Agreed Form to be adopted by JVCo with effect from Completion;

“Official List”	means the Official List maintained by the FCA pursuant to Part 6 of FSMA;

“Orderly Marketing Agreement”	means the orderly marketing agreement entered into or to be entered into in the Agreed Form between GSK, Pfizer and the SLPs on or around the date of this Agreement;

“Party”	means a party to this Agreement;

“Percentage Interest”	means the respective percentage interests of each of GSKCHHL and PFCHHL in the issued ordinary shares of JVCo;

“PFCHHL Interests”

means all of the common interests in the capital of PFCHHL in issue immediately prior to the completion of the Pfizer Share Exchange, which comprise all ownership interests of whatever nature in PFCHHL and all of which are held by Anacor as at the date of this Agreement and all of which, from completion of the PFCHHL Transfer until the completion of the Pfizer Share Exchange, shall be held by Pfizer;

“PFCHHL Onward Dividends”	means the Final Quarterly PFCHHL Onward Dividend, the Pre-Separation PFCHHL Onward Dividend and the Final Sweep PFCHHL Onward Dividend;

“PFCHHL Transfer”	means the series of transactions pursuant to which the PFCHHL Interests will be transferred, distributed or otherwise assigned from Anacor to Pfizer;

“Pfizer Exchange Agreement”	means the Agreed Form exchange agreement between Pfizer, Anacor and Haleon setting out the terms of the Pfizer Share Exchange;

“Pfizer Group”	means Pfizer and its subsidiaries and subsidiary undertakings from time to time, excluding the Consumer Healthcare Group Companies;

“Pfizer Group Companies”	means any member of the Pfizer Group from time to time, and “Pfizer Group Company” shall be construed accordingly;

“Pfizer Group PFCHHL Transferor”	means Anacor or, if the PFCHHL Transfer has completed by the time of Demerger Completion, Pfizer;

“Pfizer Haleon Exchange Shares”

means the Haleon Ordinary Shares and the Haleon NVPS to be allotted and issued, credited as fully paid up, in accordance with the Pfizer Exchange Agreement, which immediately following the Demerger Completion and the completion of the Share Exchanges, represent respectively 32% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share) and 100% of the issued preference shares of Haleon;

“Pfizer NEB Agreement”	means the net economic benefit agreement entered into between Pfizer, GSK and JVCo and dated 31 July 2019, as amended or supplemented from time to time;

“Pfizer Pre-Separation Bonds Indemnity”	means the indemnity given by Pfizer to GSK in respect of the specified portion of GSK’s liability under the GSK Pre-Separation Bonds Guarantee;

“Pfizer Relationship Agreement”	means the relationship agreement entered into or to be entered into in the Agreed Form between Pfizer and Haleon on or around the Posting Date;

“Pfizer Retained Shares”

means any Haleon Ordinary Shares (including Haleon ADSs and other securities convertible into shares) held by any member of the Pfizer Group in Haleon and any ultimate holding company thereof from time to time;

“Pfizer Share Exchange”

means the transfer of the PFCHHL Interests from the Pfizer Group PFCGHL Transferor to Haleon in exchange for Haleon issuing the Pfizer Haleon Exchange Shares to the Pfizer Group PFCHHL Transferor and the Depositary, pursuant to and in accordance with the terms of the Pfizer Exchange Agreement;

“Pharmaceutical Regulatory Authority”

means, with respect to any regulatory jurisdiction, any national, federal, supranational, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other Governmental Entity, including the FDA and EMA, regulating or otherwise exercising authority with respect to pharmaceutical products in such regulatory jurisdiction;

“Pharmacovigilance Agreement”	means the pharmacovigilance agreement entered into or to be entered into between [GSK Group entity] and [Consumer Healthcare Group entity] on or around the date of this Agreement;

“Posting Date”

means the date of the Demerger Agreement (or such other date as may be determined by GSK and notified to Haleon and Pfizer as the date for the issue and dispatch of the Circular and the publication of the Prospectus);

“Prescription Product”

means, in respect of any jurisdiction, any oral care, nutritional care, skin care, medicine or other cosmetic or healthcare product or device of any kind, in each case, for the treatment of, or use by, human beings, which is (i) only available with a prescription or (ii) available without, or with and without, a prescription but is subject to the same regulatory classification and/or regulatory treatment (including in relation to advertising) as a product or device that is only available with a prescription;

“Pre-Separation Bonds”

means the:

-  GBP 300,000,000 2.875 per cent Fixed Rate Notes due 29 October 2028 issued by GSK Consumer Healthcare Capital UK plc;

-  GBP 400,000,000 3.375 per cent Fixed Rate Notes due 29 October 2038 issued by GSK Consumer Healthcare Capital UK plc;

-  USD 1,750,000,000 3.125 per cent Fixed Rate Senior Notes due 2025 issued by GSK Consumer Healthcare Capital UK plc;

-  EUR 850,000,000 1.250 per cent Fixed Rate Notes due 29 March 2026 issued by GSK Consumer Healthcare Capital NL B.V.;

-  EUR 750,000,000 1.750 per cent. Fixed Rate Notes due 29 March 2030 issued by GSK Consumer Healthcare Capital NL B.V.;

-  EUR 750,000,000 2.125 per cent Fixed Rate Senior Notes due 29 March 2034 issued by GSK Consumer Healthcare Capital NL B.V.;

-  USD 700,000,000 3.024 per cent Callable Fixed Rate Senior Notes due 2024 issued by GSK Consumer Healthcare Capital US LLC;

-  USD 300,000,000 Callable Floating Rate Senior Notes due 2024 issued by GSK Consumer Healthcare Capital US LLC;

-  USD 2,000,000,000 3.375 per cent Fixed Rate Senior Notes due 2027 issued by GSK Consumer Healthcare Capital US LLC;

-  USD 1,000,000,000 3.375 per cent Fixed Rate Senior Notes due 2029 issued by GSK Consumer Healthcare Capital US LLC;

-  USD 2,000,000,000 3.625 per cent Fixed Rate Senior Notes due 2032 issued by GSK Consumer Healthcare Capital US LLC; and

-  USD 1,000,000,000 4.000 per cent Fixed Rate Senior Notes due 2052 issued by GSK Consumer Healthcare Capital US LLC;

“Pre-Separation Dividend”

means the dividend to be paid by JVCo to GSKCHHL and PFCHHL prior to the Demerger (as provided in clause 17.32(B) of the Cosmos SHA and as otherwise agreed between the parties to the Cosmos SHA, including pursuant to the Treasury Side Letter);

“Pre-Separation GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) prior to the Demerger following the Pre-Separation Dividend and comprising amounts received by GSKCHHL pursuant to the Pre-Separation Dividend;

“Pre-Separation Onward Dividends”	means the Pre-Separation GSKCHHL Onward Dividend and the Pre-Separation PFCHHL Onward Dividend and comprising amounts received pursuant thereto;

“Pre-Separation PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Anacor (or, if completion of the PFCHHL Transfer has occurred prior to such dividend(s), distribution(s), transfer(s) or other similar transaction(s), Pfizer) prior to the Demerger following the Pre-Separation Dividend and comprising amounts received by PFCHHL pursuant thereto;

“Proceedings”

means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Prospectus”	means the prospectus relating to the Admission of the Haleon Admission Shares to be dated the Posting Date;

“Qualifying GSK Shareholders”	means the GSK Shareholders on the register of members of GSK at the Demerger Record Time;

“Redeemable Shares”	means the fully paid redeemable preference shares of £1.00 each in the share capital of Haleon (subscribed by Trexco on or around the re-registration of Haleon as a public limited company);

“Registration Rights Agreement”	means the registration rights agreement between Haleon, Pfizer, GSK and each of the SLPs dated on or around the date of this Agreement;

“Regulatory Conditions”	means, subject to clause 2.11 of this Agreement, the India Condition, [the Israel Condition,] the Japan Condition and the Korea Condition;

“Regulatory Information Access and Service Agreement”

means the regulatory information access and service (linked products) agreement entered into or to be entered into between GlaxoSmithKline Services Unlimited and GlaxoSmithKline Consumer Healthcare (Overseas) Unlimited on or around the date of this Agreement;

“Relevant GSKCHHL Shares”	means all of the class A ordinary shares of £1.00 each in the capital of GSKCHHL in issue immediately prior to Demerger Completion;

“SCA Side Letter”	means the letter agreement between GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 22 November 2021;

“SEC”	means the U.S. Securities and Exchange Commission;

“Securities Act”	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Separation Ancillary Agreements”

means the:

(i)  Demerger Agreement;

(ii)  Exchange Agreements;

(iii)   Cosmos SAPA Amendment Agreement;

(iv) Tax Covenant;

(v)   ATFA;

(vi) Transitional Services Agreement;

(vii)  GSK Manufacturing and Supply Agreement;

(viii)  Consumer Manufacturing and Supply Agreement;

(ix) GSK Quality Agreement;

(x)   Consumer Quality Agreement;

(xi) Shared Brands Licences Agreement;

(xii)  Shared Brands Committee Agreement;

(xiii)  Corporate Brand Licence Agreement;

(xiv) Co-Existence Agreement;

(xv)   Long Term Access Agreement;

(xvi) Pharmacovigilance Agreement;

(xvii) NEBA Amendment Agreement;

(xviii)Argentina NEBA;

(xix) Brazil ATFA;

(xx)   Guarantee Fee Arrangements;

(xxi) Deed of Termination; and

(xxii) Regulatory Information Access and Service Agreement,

and any document, agreement or arrangement pursuant thereto or in connection therewith;

“Separation Transaction”

means the steps comprised in the Demerger, the Exchange Agreements, execution of the Separation Ancillary Agreements and Admission, pursuant to which, among other things, Haleon will become a listed company holding the Consumer Healthcare Business;

“Service Document”	has the meaning given to that term in clause 35.5;

“Shared Brands Committee Agreement”	means the shared brands committee agreement entered into or to be entered into between [GSK Group entity] and [Consumer Healthcare Group entity] on or around the date of this Agreement;

“Shared Brands Licences Agreement”

means the deed of amendment and restatement to amend and restate certain shared brand licence agreements entered into or to be entered into between certain licensors, certain licensees and certain registered proprietors on or around the date of this Agreement;

“Share Exchanges”	means the GSK Share Exchange, the Pfizer Share Exchange and the SLP Share Exchange;

“SLP Exchange Agreement”	means the Agreed Form exchange agreement between the SLPs and Haleon setting out the terms of the SLP Share Exchange;

“SLP Haleon Exchange Shares”

means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with the SLP Exchange Agreement, which immediately following completion of the Demerger and the Share Exchanges, represent 7.5% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share);

“SLPs”

means:

(i) GSK (No. 1) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035527 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ;

(ii)  GSK (No. 2) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035526 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ; and

(iii)  GSK (No. 3) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035525 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ,

being the Scottish limited partnerships that will each receive shares in Haleon pursuant to the SLP Exchange Agreement, and “SLP” shall be construed accordingly;

“SLP Share Exchange”

means the transfer of each SLP’s entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP, pursuant to and in accordance with the terms of the SLP Exchange Agreement;

“Sponsors”

means:

(i) Citigroup Global Markets Limited, a company incorporated in England and Wales with registered number 01763297 whose registered office is Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB;

(ii)  Goldman Sachs International, a company incorporated in England and Wales with registered number 02263951 whose registered office is Plumtree Court, 25 Shoe Lane, London, EC4A 4AU; and

(iii)  Merrill Lynch International, a company incorporated in England and Wales with registered number 02312079 whose registered office is 2 King Edward Street, London, EC1A 1HQ;

“Sponsors’ Agreements”	means: (i) the sponsors’ agreement between Haleon, JVCo and each of the Sponsors dated [•]; and (ii) the sponsors’ agreement between GSK and each of the Sponsors dated [•];

“Steps Plan”

means the demerger steps plan prepared by Slaughter and May summarising the proposals in relation to the Separation Transaction, and initialled for identification purposes by or on behalf of each of GSK, Pfizer and Haleon;

“Sterling” and “£”	means the lawful currency of the United Kingdom;

“subsidiary undertaking”

means a subsidiary undertaking as defined in section 1162 Companies Act 2006 (and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) respectively, as a member of another company even if its shares in that other company are registered in the name of (A) another person (or its nominee) whether by way of security or in connection with the taking of security or (B) its nominee);

“Sweep Amount”	has the meaning given to that term in the Treasury Side Letter;

“Switch Exclusivity Period”	has the meaning given to that term in paragraph 2.5 of Part A of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters);

“Switch Milestone”	has the meaning given to that term in paragraph 2.2 of Part A of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters);

“Switch Party”	has the meaning given to that term in paragraph 2.2 of Part A of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters);

“Switch Product”

means, in respect of any jurisdiction, any Prescription Product (including any specific doses and/or indications of a Prescription Product) that is proposed by the relevant Switch Party to switch to being a Consumer Healthcare Product, excluding:

(i) where the Switch Party is a member of the GSK Group: Imitrex and Ventolin and all products sold under such brand names or variations or derivations (including translations) thereof; and

(ii)  where the Switch Party is a member of the Pfizer Group: Viagra, Celebrex and Chantix and all products sold under such brand names or variations or derivations (including translations) thereof;

“Tax”

means all taxes, and all levies, duties, imposts, charges and withholdings in the nature of tax, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, employment, payroll, land, stamp, transfer, occupation, franchise, value added, wealth and personal property, together with all penalties, charges, additions to tax, and interest relating to any of them, and regardless of whether any such amounts are chargeable or attributable directly or primarily to any other person or are recoverable from any other person;

“Tax Authority”	means any taxing, revenue or other authority competent to impose any liability to, or to assess or collect, any Tax, including, without limitation, HMRC and the Internal Revenue Service;

“Tax Covenant”

means the deed of tax covenant relating to the Separation Transaction, entered into or to be entered into in the Agreed Form between GSK, Haleon, GSKCHHL, Pfizer and JVCo on or around the date of this Agreement;

“Third Party”	means a person who: (i) is not a member of the GSK Group or the Pfizer Group; (ii) is not connected with GSK or Pfizer; and (iii) is not a member of the Consumer Healthcare Group;

“Transaction Documents”	means this Agreement and the Ancillary Agreements;

“Transitional Services Agreement”

means the transitional services agreement entered into or to be entered into between [GlaxoSmithKline Services Unlimited, GlaxoSmithKline LLC, GlaxoSmithKline Consumer Healthcare (Overseas) Limited and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC] on or around the date of this Agreement;

“Treasury Side Letter”

means the letter agreement between GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 4 November 2021 pursuant to which the parties thereto have agreed the interpretation, and confirmed the application, of certain provisions of the Cosmos SHA;

“Trexco”	means Trexco Limited, a company incorporated in England with number 00461588, having its registered office at 2 Lambs Passage, London, EC1Y 8BB;

“VAT”

means:

(i) any value added tax imposed by VATA and legislation and regulations supplemental thereto;

(ii)  to the extent not included in paragraph (i) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(iii)  any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above, whether imposed in the UK or a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above or imposed elsewhere;

“VATA”	means the Value Added Tax Act 1994; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub clauses, paragraphs, sub paragraphs, and Schedules are to clauses, sub clauses, paragraphs, sub paragraphs of, and Schedules to, this Agreement;

(B)	use of any gender includes the other genders and (unless the context otherwise requires) the singular shall include the plural and vice versa;

(C)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(D)

references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(F)	references to a “body corporate” shall be construed as a body corporate as defined in section 1173 of the Companies Act 2006;

(G)	references to a “parent undertaking” shall be construed as a parent undertaking as defined in section 1162 of the Companies Act 2006;

(H)	references to a “party” shall be construed so as to include a reference to that party’s successors and permitted assigns;

(I)

a reference to any statute or statutory provision or other regulation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of any Party under this Agreement;

(J)	references to “include” and “including” shall be deemed to be followed by the words “without limitation”;

(K)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(L)	references to times are to London time (unless otherwise stated);

(M)

reference to “liabilities”, “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT or any Tax of a similar nature included in such liabilities, costs and/or expenses for which that person or any other member of its Group is entitled to credit or repayment from any Tax Authority;

(N)

references to “indemnify” any person against any circumstance shall include indemnifying and keeping such person harmless from all actions, claims and proceedings from time to time made against such person and all loss, damage, payments, costs or expenses suffered, made or incurred by such person as a consequence of that circumstance and, unless otherwise specified, any indemnity given in this Agreement shall be deemed to have been given on an after-Tax basis;

(O)

any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)

the amount and timing of any additional Tax which becomes (or would, but for the use of any credit or other relief which would otherwise have been available to reduce the Tax liabilities of any member of the Pfizer Group, the Consumer Healthcare Group or the GSK Group, as the case may be, have become) payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(P)

references to a “liability to Tax” or “Tax payable” (and equivalent terms) include circumstances where Tax would be (or become) payable but for the use of a Relief (as such term is defined in the Tax Covenant);

(Q)

a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement or that other document) at any time;

(R)

a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction; and

(S)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)

general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.3	In this Agreement, unless otherwise specified:

(A)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(B)

the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.4	In this Agreement:

(A)

references to members of Pfizer Group’s or members of GSK Group’s aggregate holding of Haleon Ordinary Shares shall include both Haleon Ordinary Shares held directly in the form of shares and Haleon Ordinary Shares held indirectly as a result of a holding of Haleon ADSs.

2.	CO-OPERATION AND IMPLEMENTATION

Co-operation and implementation

2.1

From the date of this Agreement and without prejudice to the generality of the obligations of the Parties pursuant to the Cosmos SHA in relation to achieving Admission, each Party hereby agrees and undertakes:

(A)

to the extent that any Ancillary Agreement has not been executed and delivered as at the date of this Agreement, to procure that it or any member of its Group that is proposed to be party to such Ancillary Agreement shall execute and deliver such Ancillary Agreement in the Agreed Form when reasonably requested by GSK to do so and, in any event at or before Completion;

(B)	to perform any and all of its obligations pursuant to any Ancillary Agreement to which it is party;

(C)

to procure the due performance of any and all obligations of the members of its Group (and to exercise such rights and powers as it has to procure the performance of obligations of any other person) pursuant to any Ancillary Agreement to which such members of its Group are party;

(D)

to ensure that it and members of its Group shall do all such acts and things (and co-operate with the other Parties and their Groups) as may reasonably be necessary for the purpose of consummating successfully the Separation Transaction as a Listing Transaction for the purposes of and in accordance with the Cosmos SHA and this Agreement, including (without limitation):

(i)	procuring the production, approval and publication of the Prospectus, including (without limitation):

(a)

procuring that any person who will be a director of Haleon following Admission and who was nominated as such by such Party provides all necessary information relating to themselves and takes responsibility as required by applicable Law for the Prospectus (and delivering all necessary or customary consents regarding the publication of the same);

(b)	providing all information required by or in relation to such Party or any member of its Group that is required by Law for the Prospectus; and

(c)

giving any undertaking, representation or comfort letter (and procuring that members of its Group give any undertakings, representations or comfort letters) required under the Sponsors’ Agreements or otherwise by any sponsors or financial advisers or accountants to Haleon appointed for the purposes of Admission, provided that such undertaking, representation or comfort letter is on customary and reasonable terms;

(ii)	taking all reasonable steps to ensure that the Demerger is an exempt distribution (as defined in section 1075 CTA 2010);

(iii)

the Pfizer Group PFCHHL Transferor exchanging its shares in the capital of PFCHHL for the issuance of the Pfizer Haleon Exchange Shares to the Pfizer Group PFCHHL Transferor and the Depositary pursuant to and in accordance with the Pfizer Exchange Agreement;

(iv)	GSK exchanging its entire shareholding of B Shares for the GSK Haleon Exchange Shares pursuant to and in accordance with the GSK Exchange Agreement; and

(v)

GSK and the relevant members of its Group procuring and exercising all such rights as it or they have to procure that each SLP exchanges its entire shareholding of C Shares for the SLP Haleon Exchange Shares pursuant to and in accordance with, and otherwise complies with its obligations under, the SLP Exchange Agreement;

(E)

to use all reasonable endeavours to procure that (and procure that the members of its Group shall procure that) any necessary Third Party (including, without limitation, sponsors and accountants) execute such documents and do all such acts or things as may be reasonably required for the purpose of giving each party to a Transaction Document the full benefit of the relevant provisions of such Transaction Document, in each case, subject to the terms of the Cosmos Agreements;

(F)	to use all reasonable endeavours to procure the successful establishment of the Haleon ADR Programme in accordance with the Steps Plan; and

(G)	to use all reasonable endeavours to procure, after payment by JVCo of the Final Quarterly Dividend, the Final Sweep Dividend and the Pre-Separation Dividend, the completion of the ATB Re-organisation.

Delivery of listing documentation

2.2

Each Party agrees, undertakes and confirms that, without prejudice to the generality of the obligations of the Parties pursuant to the Cosmos SHA, and subject in all respects to the Cosmos SHA, it shall, and shall procure that relevant members of its Group shall:

(A)

provide any and all information and assistance reasonably required by GSK and/or Haleon to consummate successfully the Separation Transaction as a Listing Transaction for the purposes of and in accordance with the Cosmos SHA; and

(B)

execute, deliver and approve (as required) all documents required to consummate successfully the Separation Transaction as a Listing Transaction for the purposes of and in accordance with the Cosmos SHA, including (without limitation), the Prospectus, the Circular and the Listing Ancillary Agreements, in each case subject to any approval and/or consultation rights it may have in the Cosmos SHA with respect to such documents.

Ancillary Agreements

2.3	The Parties hereby agree and acknowledge that:

(A)	the Ancillary Agreements are in Agreed Form;

(B)

GSK, as controller of the process to effect the Separation Transaction in accordance with the Cosmos SHA, may request amendments to the Ancillary Agreements and may request any of the Parties and/or any members of any of their Groups to enter into other agreements in connection with the Separation Transaction, in each case, to the extent permitted by, and subject in all respects to, the Cosmos SAPA, Cosmos SHA or any other agreements between members of the GSK Group, members of the Haleon Group and/or members of the Pfizer Group in relation to the same; and

(C)

(i) the Ancillary Agreements and (ii) any other agreements that GSK may request from any of the Parties and/or any members of any of their Groups to enter into in connection with the Separation Transaction, in each case to the extent their agreement is required pursuant to the terms of the Cosmos SAPA, Cosmos SHA or any other agreements between members of the GSK Group, members of the Haleon Group and/or members of the Pfizer Group, as agreed by each of Haleon and Pfizer (whether or not parties thereto), shall be executed and delivered by the parties thereto, subject in all respects to the Cosmos SHA and such other agreements; it being understood and agreed that nothing in this clause 2.3 shall expand the rights or obligations of any of the parties to the Cosmos SHA or any such other agreements, and nothing in this clause 2.3 shall require any party to enter into any agreement or any amendment to any agreement except to the extent that such party is required to enter into such agreement or amendment pursuant to the terms of the Cosmos SAPA, Cosmos SHA or any other relevant agreement to which such party is bound.

Confirmations and further assurance

2.4

The Parties agree and acknowledge that they shall comply in all respects with the Cosmos SHA and shall procure such compliance by the members of their respective Groups. For the avoidance of doubt, the Parties agree and acknowledge that this Agreement is without prejudice to GSK’s and Pfizer’s rights under the Cosmos SHA, the Cosmos SCA, the SCA Side Letter, the Treasury Side Letter and the obligations of Pfizer, GSK and the members of the Pfizer Group and the GSK Group pursuant to the terms of the Cosmos SHA, the Cosmos SCA, the SCA Side Letter, and the Treasury Side Letter; provided that, notwithstanding anything to the contrary in this Agreement or the Cosmos SHA, the Cosmos SCA or the Treasury Side Letter, (1) the issuance to the Pfizer Group PFCHHL Transferor of the Haleon NVPS pursuant to the Pfizer Share Exchange and the sale or disposition of the Haleon NVPS by the Pfizer Group PFCHHL Transferor immediately thereafter and (2) the distribution referred to in limb (ii) of the definition of ATB Re-organisation shall be expressly permitted for all purposes hereunder and thereunder.

2.5

The Parties hereby confirm in all respects and for all purposes under the Cosmos SHA and Cosmos SCA that they approve, consent and agree to the form, terms, contents, performance and implementation and/or activation of the following agreements, instruments, arrangements and actions in the Agreed Form, and that, as applicable, all obligations to consult with any other entity have been fully discharged in respect of the same:

(A)	the Demerger Agreement;

(B)	the Exchange Agreements;

(C)	the Ancillary Agreements;

(D)	the Sponsors’ Agreements;

(E)	the Lock-up Deed entry into which the Parties acknowledge discharges the obligations of the relevant parties under clause 17.34(E) of the Cosmos SHA;

(F)

the Pfizer Relationship Agreement, entry into which the Parties acknowledge discharges the obligations of the relevant parties under clause 17.34(C)(i) of the Cosmos SHA (it being acknowledged that, taking into account the extent of GSK’s prospective interest in Haleon, there will be no relationship agreement between GSK and Haleon);

(G)

the Registration Rights Agreement, entry into which the Parties acknowledge discharges the obligations of the relevant parties to enter into a registration rights agreement under clause 18.2 of the Cosmos SHA;

(H)	the appointment of Deloitte LLP as auditor to Haleon;

(I)	the appointment of the Sponsors as Haleon’s sponsors;

(J)	the appointment of Slaughter and May as UK legal counsel to Haleon in relation to Admission and the Separation Transaction;

(K)	the appointment of Freshfields Bruckhaus Deringer LLP and Sullivan & Cromwell LLP as independent legal counsel to Haleon in relation to Admission and the Separation Transaction;

(L)	all actions undertaken to implement the Steps Plan and the matters set out therein, including (without limitation) the ATB Re-organisation [and any Pfizer exit related re organization];

(M)	all actions required for Haleon to obtain directors’ and officers’ liability insurance effective as of Admission in accordance with the Cosmos SHA;

(N)	all actions taken to terminate or replace existing powers of attorney and bank mandates within the Consumer Healthcare Group;

(O)	the following governance arrangements of Haleon:

(i)	the registered name of Haleon;

(ii)

[the composition of its board of directors and management as detailed in the Prospectus, subject to and without limiting the rights of Pfizer set forth in clause 18.1 of the Cosmos SHA (and, following Admission, paragraph 3 of Part A of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters)) and the Pfizer Relationship Agreement;

(iii)	arrangements regarding its governance committees and committees and sub-committees of its board of directors as detailed in the Prospectus and the form of the Haleon Committee Terms of Reference;

(iv)	the summary of its remuneration policy as detailed in the Prospectus; and

(v)

its corporate policies and procedures as approved by the Haleon Board prior to the date of this Agreement, including (without limitation) its anti-bribery and corruption policy as adopted on [23 May 2022] and its code of promotion as adopted on [23 May 2022];

(P)	adoption by Haleon of the New Haleon Articles of Association in the Agreed Form;

(Q)	adoption by JVCo of the New JVCo Articles of Association in the Agreed Form;

(R)	Haleon’s dividend policy as detailed in the Prospectus;

(S)	the establishment or incurrence of borrowings or other financing arrangements in accordance with and pursuant to the Treasury Side Letter;

(T)	Haleon effecting any reduction of capital after Admission; and

(U)

25 February 2023 being, as at the date of this Agreement, the current date of expiry of the GSK Separation Execution Period (as defined in the Cosmos SHA) for the purposes of the Cosmos SHA, subject to any extensions to such GSK Separation Execution Period for the purposes of the Cosmos SHA in accordance with and pursuant to clause 17.13 of the Cosmos SHA.

2.6	The Parties:

(A)	hereby agree and acknowledge that implementation of the proposed governance arrangements of Haleon at Admission specified in clause 2.5(O), is expected to result in:

(i)	at least half of the Haleon Board, excluding the chair, being non-executive directors whom the Haleon Board considers to be independent; and

(ii)	the appointment of a chair of the Haleon Board who the Haleon Board considers to be independent on appointment

(with independence tested in each case against the circumstances set out in provision 10 of the Governance Code) (it being understood no continuing director, officer or employee of either GSK or Pfizer or any member of their respective Groups shall be considered independent and it being further understood, agreed and acknowledged that Haleon shall not appoint any continuing director, officer or employee of the GSK Group to the Haleon Board); and

(B)

hereby agree and undertake not to vary such governance arrangements prior to Admission in any way that will or may result in Haleon not complying in all material respects with the recommendations of the Governance Code, provided that if supervening natural events (such as death, incapacity or disability) mean that a particular individual or individuals otherwise expected at the Posting Date to be or become a member of the Haleon Board will not be part of the Haleon Board, and as a result the foregoing outcomes will not be achieved, such matter shall, if not reasonably capable of being addressed reasonably promptly prior to Admission, be a matter for the

Haleon Board to address in the normal course and reasonably promptly; provided further that nothing in this clause 2.6 shall prejudice Pfizer’s rights pursuant to the Relationship Agreement or paragraph 3 of Part A of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters).

2.7	Without prejudice to the appointments to the Haleon Board as set out in the current draft Prospectus and/or pursuant to the Pfizer Relationship Agreement, GSK and Pfizer agree and undertake:

(A)

to procure the resignation of their respective nominee directors who are not continuing as directors of Haleon as of Admission from the boards of directors of all Consumer Healthcare Group Companies, such resignations to take effect from Admission; and

(B)	to procure that their respective Groups provide all reasonable assistance and use all reasonable endeavours to procure the resignation of such nominee directors as referred to in clause 2.7(A),

and the Parties agree to procure that each relevant Consumer Healthcare Group Company shall confirm, on customary terms and in customary form, that it does not have any claim or right of action whatsoever outstanding against any resigning nominee director as referred to in clause 2.7(A) and that, to the extent such claim or right of action exists or may exist, the relevant Consumer Healthcare Group Company waives such claim and releases the relevant resigning nominee director from any liability that such resigning nominee director has or might have in respect thereof.

2.8	For the avoidance of doubt:

(A)	the proposed appointments to the Haleon Board as set out in the current draft Prospectus and/or pursuant to the Pfizer Relationship Agreement, are prospective appointments; and

(B)	such appointments shall only be effective from Admission.

2.9

GSK and Pfizer agree and undertake that they shall each (and shall procure that the relevant members of their respective Groups and their respective employees and employees of relevant members of their respective Groups shall) deliver any requisite consent, including (without limitation) approval of the special resolution of Haleon’s shareholders required pursuant to section 641(1)(b) of the Companies Act 2006 and a form of consent qua creditor, in any reasonable and customary form requested by Haleon in connection with any reduction of capital to be effected by Haleon after Admission such that the same, including (without limitation) the special resolution of Haleon’s shareholders required pursuant to section 641(1)(b) of the Companies Act 2006, can be presented to the court that will be requested to approve such reduction of capital.

2.10

Anacor and Pfizer agree and undertake that, if completion of the PFCHHL Transfer has not occurred prior to Demerger Completion, then Anacor and Pfizer shall ensure that the PFCHHL Transfer shall not occur prior to Completion of the Pfizer Share Exchange.

2.11

In the event that any Party identifies a need to obtain or complete a mandatory regulatory notification, consent or clearance process, in each case, as required by applicable Law, in order to permit the implementation of the Separation Transaction and any related corporate restructuring steps (including, for the avoidance of doubt, the PFCHHL Transfer or the Shares Exchanges), the Parties hereby agree that they shall discuss such matter in good faith and with expedition, and if GSK and Pfizer agree, acting reasonably and in good faith in reaching such determination, that such notification, consent and/or clearance is required to be obtained or completed in order to permit the implementation of the Separation Transaction and any related corporate restructuring steps (including, for the avoidance of doubt, the PFCHHL Transfer or the Shares Exchanges) in compliance with applicable Law, the Parties agree to co-operate in good faith and with expedition, to obtain or complete such regulatory notification, consent or clearance process and enter into, and procure that relevant members of their respective Groups enter into, one or more amendments to this Agreement (and any other agreements entered into or to be entered into by them and any member of their respective Groups in connection with the Separation Transaction) as is reasonably necessary in connection with such regulatory notification, consent and/or clearance process, and (including, for the avoidance of doubt, by expanding the Demerger Conditions Precedent and the Regulatory Conditions to include such regulatory notification, consent and/or clearance process).

3.	SEPARATION PROCESS AND TERMINATION

3.1	The Parties agree and acknowledge that, as and to the extent provided in clause 17.29 of the Cosmos SHA, GSK and GSKCHHL shall (except as specifically set forth in clause 17.29 of the Cosmos SHA):

(A)	have absolute discretion from time to time as to the structure and process of the Separation Transaction; and

(B)

without limitation and in their absolute discretion (save as to the extent that the Cosmos SCA provides otherwise) be entitled to (and, where specifically noted therein, shall be required to) take any step or action set out in clauses 17.29(A) to 17.29(K) (inclusive) of the Cosmos SHA.

3.2

Notwithstanding any other provision of any Transaction Document (but subject to the Cosmos SHA), the Parties hereby agree and acknowledge that GSK shall have the right in its absolute discretion to abandon the Separation Transaction by providing notice of the same in writing to the other Parties at any time prior to Demerger Completion, and upon GSK providing such notice this Agreement shall automatically terminate.

3.3	The Parties hereby agree and acknowledge that, in the event that this Agreement is terminated pursuant to clause 3.1:

(A)

GSK, JVCo and each member of their respective Groups shall have no liability to Pfizer, PFCHHL or any member of their respective Groups, in each case in connection with such termination and in each case save to the extent the Cosmos SCA provides otherwise;

(B)

without prejudice to clause 17.34(G) of the Cosmos SHA, Pfizer and PFCHHL shall not (and shall procure that no member of their respective Groups shall) seek to obtain any financial compensation or other remedy from GSK, JVCo or any member of their respective Groups, in each case of clauses (A) and (B) in connection with such termination and in each case save to the extent the Cosmos SCA provides otherwise;

(C)	this Agreement shall be of no further force or effect; and

(D)	for the avoidance of doubt, the Cosmos SHA shall continue in full force and effect.

3.4	Save as provided in clause 3.1, no Party shall have the right to rescind or unilaterally terminate this Agreement, whether before or after Completion.

4.	DIVIDENDS

4.1

Each Party shall take all actions that it is able to take and shall procure, so far as it is able to do so (and shall procure that the members of its Group shall procure, so far as they are able to do so), that all actions able to be taken are taken so that, prior to commencement of the Demerger Completion Steps:

(A)	JVCo shall declare and pay the Final Quarterly Dividend to GSKCHHL and PFCHHL;

(B)

GSKCHHL shall declare and pay the Final Quarterly GSKCHHL Onward Dividend to GSK (as holder of the A Shares and the B Shares) and (if and only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs (as holders of the C Shares);

(C)	PFCHHL shall declare and pay or otherwise effect the Final Quarterly PFCHHL Onward Dividend to Pfizer or Anacor, as applicable;

and each Party shall take all actions that it is able to take and shall procure, so far as it is able to do so (and shall procure that the members of its Group shall procure, so far as they are able to do so), that all actions able to be taken are taken so that, prior to commencement of the Demerger Completion Steps and following satisfaction of the Regulatory Conditions:

(D)

JVCo shall, at a time notified by GSK reasonably in advance of proposed payment (which time shall be agreed between GSK and Pfizer in accordance with the Treasury Side Letter), declare and pay a final pre-Demerger interim dividend to GSKCHHL and PFCHHL in proportion to their respective Percentage Interests in JVCo as at the relevant record date in respect of the period to and including [•] 2022 comprising the Final Sweep Dividend which, as provided in the Treasury Side Letter, shall be calculated by reference to a good faith estimate of what the Sweep Amount will be as at the Listing Date, such estimate being made in accordance with the Treasury Side Letter;

(E)

GSKCHHL shall declare and pay a final pre-Demerger interim dividend to GSK (as holder of the A Shares and the B Shares) and (if any, only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs (as the holders of the C Shares) in accordance with the GSKCHHL Articles of Association comprising amounts received by GSKCHHL pursuant to (D) above and constituting the Final Sweep GSKCHHL Onward Dividend;

(F)

PFCHHL shall declare and pay or otherwise effect a final pre-Demerger interim dividend to Pfizer or Anacor, as applicable, comprising amounts received by it pursuant to (D) above and constituting the Final Sweep PFCHHL Onward Dividend;

(G)

consistent with the provisions of clause 4.4, following repayment of any outstanding Shareholder Loans under clause 17.32(A) of the Cosmos SHA, JVCo shall, at a time notified by GSK reasonably in advance of proposed payment (which time shall be agreed between GSK and Pfizer in accordance with the Treasury Side Letter and shall be reasonably in advance of the commencement of the Demerger Completion Steps to allow sufficient time for the payments described in (H) and (I) below to be made prior to the commencement of the Demerger Completion Steps), declare and pay the Pre-Separation Dividend to GSKCHHL and PFCHHL in proportion to their respective Percentage Interests in JVCo;

(H)

consistent with the provisions of clause 4.4, GSKCHHL shall declare and pay the Pre-Separation GSKCHHL Onward Dividend (comprising amounts received by it pursuant to (G) above) to GSK in respect of the A Shares and the B Shares and the Parties hereby agree and acknowledge that, subject to (G) above, it is GSK’s responsibility to ensure that the Pre-Separation GSKCHHL Onward Dividend is declared and paid prior to the commencement of the Demerger Completion Steps;

(I)

consistent with the provisions of clause 4.4, PFCHHL shall declare and pay or otherwise effect the Pre-Separation PFCHHL Onward Dividend (comprising amounts received by it pursuant to (G) above) to Pfizer or Anacor, as applicable, and the Parties hereby agree and acknowledge that, subject to (G) above, it is Pfizer’s responsibility to ensure that the Pre-Separation PFCHHL Onward Dividend is declared and paid or otherwise effected prior to the commencement of the Demerger Completion Steps;

(J)

GSKCHHL shall declare and pay to GSK (as holder of the A Shares and the B Shares) and (if and only to the extent that the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs a dividend comprising amounts received by GSKCHHL as dividends paid by JVCo and which are directly referable to dividends received by GSKCHHL from JVCo since Cosmos Closing (if any and other than amounts received by GSKCHHL pursuant to (A), (D) and/or (G) above); and

(K)

PFCHHL shall declare and pay or otherwise effect to Pfizer or Anacor, as applicable, a dividend comprising amounts received by PFCHHL as dividends paid by JVCo and which are directly referable to dividends received by PFCHHL from JVCo since Cosmos Closing (if any and other than amounts received by PFCHHL pursuant to (A), (D) and/or (G) above).

4.2

For the avoidance of doubt, the payment of the Final Sweep Dividend shall be paid separately from the Pre-Separation Dividend and no amount of cash taken into account in calculating the amount of the Pre-Separation Dividend shall also be taken into account in calculating the amount of the Final Sweep Dividend.

4.3	For the avoidance of doubt, the Parties agree and acknowledge that:

(A)

it is Pfizer’s responsibility to ensure that the PFCHHL Onward Dividends are declared and paid or otherwise effected prior to the commencement of the Demerger Completion Steps and promptly and as soon as possible after receipt by PFCHHL of the later of: (i) the relevant portion of the Pre-Separation Dividend; and (ii) the relevant portion of the Final Sweep Dividend; provided that, notwithstanding anything to the contrary herein or in any Transaction Document, Pfizer may, in its sole discretion, cause the PFCHHL Onward Dividends to be paid following the completion of the PFCHHL Transfer but, in all events, prior to completion of the Pfizer Share Exchange;

(B)

it is GSK’s responsibility to ensure that the GSKCHHL Onward Dividends are declared and paid prior to the commencement of the Demerger Completion Steps and promptly and as soon as possible after receipt by GSKCHHL of the later of: (i) the relevant portion of the Pre-Separation Dividend; and (ii) the relevant portion of the Final Sweep Dividend.

4.4

The Parties further agree to co-operate and take all necessary actions so that the Final Sweep Dividend and the Pre-Separation Dividend shall be paid by JVCo [following satisfaction of the Regulatory Conditions and as soon as possible following the passing of the Demerger Resolution and the Related Party Transactions Resolution by GSK Shareholders at the GSK General Meeting and in any event by 23:59 PM on the day immediately prior to the day specified in the Steps Plan for Demerger Completion.] The Parties hereby agree and acknowledge that, on the basis set out in the immediately preceding sentence, there is sufficient time for payment or completion of the PFCHHL Onward Dividends and the GSKCHHL Onward Dividends ahead of Demerger Completion and completion of the Share Exchanges.

4.5

[Subject to the Pre-Separation Dividend and the Final Sweep Dividend having been paid by JVCo in accordance with the timing specified in clause 4.4, Demerger Completion shall occur pursuant to and at the time and date specified in the Demerger Agreement and completion of each Share Exchange shall occur pursuant to and at the time and date specified in the applicable Exchange Agreement. In the event that the Pre-Separation Dividend and/or the Final Sweep Dividend have not been paid by JVCo in accordance with the timing specified in clause 4.4:

(A)	the Parties agree that they shall co-operate to procure the payment of the Pre-Separation Dividend and/or the Final Sweep Dividend (as applicable) by JVCo as soon as possible after such time;

(B)

Pfizer agrees that it shall procure the payment or completion of the PFCHHL Onward Dividends as soon as possible following payment of the relevant portion of the Pre-Separation Dividend and/or the Final Sweep Dividend (as applicable) to PFCHHL pursuant to clause 4.5(A);

(C)

GSK agrees that it shall procure the payment of the GSKCHHL Onward Dividends as soon as possible following payment of the relevant portion of the Pre-Separation Dividend and/or the Final Sweep Dividend (as applicable) to GSKCHHL pursuant to clause 4.5(A);

(D)

provided that the PFCHHL Onward Dividends and the GSKCHHL Onward Dividends have been paid or effected before [23:59] PM on the date specified in the Steps Plan for Demerger Completion, then, notwithstanding any failure to pay the Pre-Separation Dividend and/or the Final Sweep Dividend in accordance with the timing specified in clause 4.4, Demerger Completion, completion of the Share Exchanges and Admission shall occur in accordance with the relevant times and dates specified in the Steps Plan; and

(E)

if any of the PFCHHL Onward Dividends and/or the GSKCHHL Onward Dividends are not paid or effected by PFCHHL and/or GSKCHHL (as applicable) prior to 23:59 PM on the date specified in the Steps Plan for Demerger Completion, then the Parties agree that:

(i)	the dates specified in the Steps Plan for Demerger Completion, completion of the Share Exchanges and Admission shall each be delayed by one calendar week;

(ii)	the Parties shall make necessary amendments to the Demerger Agreement, each of the Exchange Agreements and any other Transaction Documents to reflect the same;

(iii)	Pfizer shall take all reasonably necessary actions to prepare for and procure the payment or completion of the PFCHHL Onward Dividends in accordance with the timing detailed in clause 4.3(A);

(iv)	GSK shall take all reasonably necessary actions to prepare for and procure the payment of the GSKCHHL Onward Dividends in accordance with the timing detailed in clause 4.3(B); and

(v)

notwithstanding anything in this Agreement or the Demerger Agreement to the contrary, and without limiting the obligations of Haleon pursuant to the Dividend Indemnities, the Parties expressly agree that Haleon shall hold any portions of the PFCHHL Onward Dividends and/or the GSKCHHL Onward Dividends, as applicable, that are not paid or otherwise effected by PFCHHL or GSKCHHL prior to such time, due to a settlement failure or otherwise, on trust for the Pfizer Group or the GSK Group, as applicable, and shall cooperate with the Pfizer Group or the GSK Group, as applicable, to take all reasonably necessary actions to establish alternative arrangements for, and to procure, the payment of such amounts to designees of the Pfizer Group or the GSK Group, as applicable, as soon as reasonably practicable.

4.6	JVCo shall only be required to declare and/or pay dividend(s) in accordance with this clause 4 to the extent that:

(A)	it has sufficient distributable reserves and, without limiting the obligations of any Party under the Cosmos SHA, the Treasury Side Letter and/or this Agreement, the JVCo Board resolves to do so;

(B)	there are no amounts outstanding (in respect of interest, principal or otherwise) under any JVCo Shareholder Loan(s); and

(C)	there are no outstanding special dividends in respect of payment obligations pursuant to clause 10.1 of the Cosmos SHA which have been declared or become payable.

4.7

Except where dividends are to be paid in a currency other than Sterling in accordance with the terms of the Cosmos SAPA, dividends shall be paid in Sterling. The Final Quarterly Dividend shall be paid on or around [●]. The Final Sweep Dividend and Pre-Separation Dividend shall be paid to GSKCHHL and PFCHHL on the same day (and are expected to be paid on [●]). All dividends shall be paid or settled by inter-bank transfer, by other electronic means for same day value directly to an account with a bank or other financial institution (or other organisations operating deposit accounts) as notified in writing by GSKCHHL or PFCHHL (as applicable) to JVCo, or by settling existing intercompany debt balances. For dividends being paid by inter-bank transfer or by other electronic means then, in the absence of any notification required pursuant to the immediately preceding sentence, JVCo shall hold the amount of the relevant dividend on trust for GSKCHHL or PFCHHL (as applicable).

4.8	The Parties shall, subject to and in accordance with the Cosmos SHA and the Treasury Side Letter:

(A)

cooperate and take such steps as are reasonably required in connection with distributable reserves planning for JVCo and its Group to enable the payment of the Final Quarterly Dividend, the Final Sweep Dividend and the Pre-Separation Dividend; and

(B)

cooperate in good faith to determine the timing of all dividends and payments contemplated by this clause 4 so as to ensure, so far as they are each able to do so, that each such dividend and payment is paid and made prior to the commencement of the Demerger Completion Steps.

4.9

JVCo shall, so far as it is legally able to do so, procure that (and GSKCHHL and PFCHHL shall, so far as they are legally able to do so, exercise their rights in relation to JVCo and under this Agreement and the Cosmos SHA to procure that) all resolutions for the declaration or payment of dividends or other payments consistent with this clause 4 are duly passed by the relevant members of the JVCo Group and the JVCo Board (as applicable).

4.10	In the event that any of:

(A)	the Final Quarterly Dividend;

(B)	the Final Sweep Dividend;

(C)	the Pre-Separation Dividend;

(D)	the other dividends paid by JVCo since Cosmos Closing;

(E)	the Final Quarterly Onward Dividends;

(F)	the Final Sweep Onward Dividends;

(G)	the Pre-Separation Onward Dividends; and

(H)

the dividends distributions or transfers paid by GSKCHHL and/or PFCHHL since Cosmos Closing to the extent directly referable to dividends received by GSKCHHL and/or PFCHHL (as applicable) from JVCo since Cosmos Closing, are in any respect defective or are susceptible to legal challenge, Haleon agrees and undertakes to take or procure all possible steps, (including, without limitation, distributable reserves planning and management; rectification and ratification steps; and procuring that none of JVCo, GSKCHHL or PFCHHL or any other member of Haleon’s Group take steps to seek recovery of prior distributions, transfers or dividend payments) such that any amounts received by any member of the GSK Group or any member of the Pfizer Group pursuant to any of the dividends, distributions or transfers listed at (A) to (H) of this clause 4.10 can be retained by the relevant member(s) of the GSK Group or the Pfizer Group (as applicable), provided that nothing in this clause 4.10 shall require any Party to take any action that is or would be unlawful.

4.11

Haleon shall indemnify GSK, each member of the GSK Group, Pfizer and each member of the Pfizer Group from and against any and all liabilities and Costs arising before, on, or after Completion in respect of:

(A)

any defect in, or any actual or potential claim, proceeding, suit or action brought (notwithstanding clause 4.10 above) by any member of the Haleon Group that arises out of or in connection with any of the dividends, distributions or transfers listed at clause 4.10(A) to (H) (inclusive); and

(B)

any failure by Haleon to take all possible steps required pursuant to clause 4.10 to ensure that any amounts received by any member of the GSK Group or any member of the Pfizer Group pursuant to any of the dividends, distributions or transfers listed at clause 4.10(A) to (H) (inclusive) can be retained by the relevant member(s) of the GSK Group and/or the Pfizer Group (as applicable).

5.	CIRCULAR, PROSPECTUS AND COMPLIANCE AND REPORTING OBLIGATIONS

5.1

Without prejudice to the Sponsors’ Agreements and without prejudice to the generality of the obligations of the Parties pursuant to the Cosmos SHA, each of the Parties undertakes to each of the other Parties that if, at any time after the date hereof and before the commencement of dealings in Haleon Admission Shares, it comes to its notice that:

(A)	any statement contained in the Circular or the Prospectus has become or been discovered to be untrue, incorrect or misleading in any material respect;

(B)

it has been discovered that either the Circular or the Prospectus does not contain a statement that it should contain in order to comply with any applicable Law or the rules of any relevant regulatory authority and that omission is or may be material;

(C)

there has been a significant change affecting any matter contained in the Circular or the Prospectus which would have been required to be disclosed in any such document had it occurred before the Posting Date; or

(D)	a significant new matter has arisen, the inclusion of information in respect of which would have been required in the Circular or in the Prospectus had it arisen before the Posting Date,

then that Party shall immediately notify each of the other Parties of the same in writing.

5.2	Each of the Parties undertakes:

(A)

to procure that, prior to Completion, except as required by Law, the FCA or the London Stock Exchange, and without prejudice to any rights of termination pursuant to any of the Transaction Documents, no action will be taken by it which is inconsistent with:

(i)	the provisions of this Agreement or any of the other Transaction Documents; or

(ii)	completion of the Separation Transaction;

(B)

that it shall comply with applicable legal and regulatory requirements in relation to the Demerger, the Separation Transaction, the Circular and the Prospectus and the matters and transactions contemplated thereby and by the Transaction Documents; and

(C)

to notify and consult with the other Parties before taking any action as a consequence of any matter referred to in clause 5.1, except to the extent that such undertaking to notify and consult with the other Parties inhibits any Party from complying with any of its fiduciary obligations or applicable Law. In the case of Haleon, such action may include the publication of a supplementary prospectus in accordance with section 87G of FSMA. For the avoidance of doubt, the Parties hereby agree and acknowledge that in the event that any notification is made pursuant to clause 5.1, GSK (with respect to the Circular) and GSK and Haleon (with respect to the Prospectus) shall determine any additional actions to be taken in connection with such notification, in the case of the Prospectus in consultation with Pfizer, in all cases in accordance with applicable Law and subject to the terms of the Cosmos SHA.

5.3	The Parties agree and undertake to provide all information, updates, notices and similar as required pursuant to and in accordance with the terms of the Sponsors’ Agreements.

6.	AMENDMENTS TO COSMOS SAPA AND NEBA

6.1	Each of Pfizer, GSK, GSKCHHL and JVCo hereby agrees and confirms that:

(A)	the Cosmos SAPA Amendment Agreement is in Agreed Form; and

(B)	it shall execute and deliver the Cosmos SAPA Amendment Agreement on or prior to the Demerger.

6.2	Each of GSK, JVCo and Pfizer hereby agrees and confirms that:

(A)	the NEBA Amendment Agreement is in Agreed Form; and

(B)	it shall execute and deliver the NEBA Amendment Agreement on or prior to the Demerger.

7.	TERMINATION AT ADMISSION OF COSMOS SHA AND COSMOS SCA; CONTINUING COSMOS SHA PROVISIONS; AND OTHER POST-COMPLETION MATTERS

7.1	The Parties agree and acknowledge that:

(A)	the Cosmos SHA shall terminate with effect from Admission, without prejudice to any rights or liabilities arising under the Cosmos SHA prior to such termination;

(B)

notwithstanding clause 28.1 of the Cosmos SHA, the provisions of clauses 9, 14, 17.34(C), 17.34(E), 18, 23.7, 26, 27, 28, 30, 33, 36 and 46 of the Cosmos SHA and those provisions of the Cosmos SHA that are expressly stated to continue after termination of the Cosmos SHA shall not continue after termination of the Cosmos SHA and, instead, clause 7.1(C) and Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters) of this Agreement shall apply; and

(C)	Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters) shall apply with effect from Admission.

7.2	Each Party warrants and confirms (for itself and on behalf of its Group) that, as of the date hereof, it is not aware of any breach of the Cosmos SHA by any party thereto.

8.	TAX COVENANT

Each of GSK, Haleon, GSKCHHL, Pfizer and JVCo hereby agrees and confirms that:

(A)	the Tax Covenant is in Agreed Form; and

(B)	it shall execute and deliver the Tax Covenant on or prior to the Demerger, to be effective as at the time of the Demerger.

9.	SETTLEMENT OF OUTSTANDING CROSS-GROUP AMOUNTS

Any amounts outstanding at Completion between: (i) any member of the GSK Group and any member of the Consumer Healthcare Group; and/or (ii) any member of the Pfizer Group and any member of the Consumer Healthcare Group shall, to the extent not already settled (unless otherwise agreed by the Parties) be settled by payment to the relevant creditor or payee entity in the normal course following Completion in accordance with this Agreement, the Demerger Agreement or any other arrangements in effect as at the date of this Agreement, and each Party hereby agrees and undertakes to procure compliance by the members of its Group with the provisions of this clause 9.

10.	POST-SEPARATION COMMITTEE

10.1

Without prejudice to clause 34 (Governing Law and Jurisdiction), and, for the avoidance of doubt, without prejudice to any consent or decision-making rights which any Party (or any member of any Party’s Group) may have pursuant to the Cosmos Agreements or any of the Transaction Documents, GSK, Pfizer and Haleon shall establish a post-separation committee to review and assist in the implementation of this Agreement and the Demerger Agreement after Completion, to consider any additional issues arising from the implementation of the Demerger or from the separation of operations and businesses inherent in the Separation Transaction, and to act as a forum for any disputes which may arise between members of the GSK Group, the Pfizer Group or the Consumer Healthcare Group in relation to the same (the “Post-Separation Committee”).

10.2	The Post-Separation Committee shall meet from time to time as agreed by GSK, Pfizer and Haleon and shall determine its own remit and procedures.

10.3

The members of the Post-Separation Committee shall be such members of senior management or other representatives of each of GSK, Pfizer and Haleon as they may respectively nominate. The members of the Post-Separation Committee shall be entitled to invite such other persons as they may determine to attend particular meetings of the Post-Separation Committee.

11.	EXCLUSION OF LIABILITY

11.1

Without prejudice to the Cosmos SAPA and subject to clause 11.2, the Parties agree and acknowledge that, except in the case of fraud or serious misconduct, no member of the GSK Group or the Pfizer Group (and none of their officers, employees, agents, consultants, advisers or representatives) shall have any liability or responsibility to any member of the Consumer Healthcare Group by virtue or reason of its ownership interest in the JVCo Group, or participation in the management or conduct of the JVCo Group’s business in the period from Cosmos Closing to Completion, including as a result of:

(A)	decisions made by the JVCo Board (or any committee of such board), including those in which JVCo Directors nominated by GSK and/or Pfizer have or may have participated; and/or

(B)	actions taken by GSK, members of the GSK Group, Pfizer and/or members of the Pfizer Group in their capacity as shareholders of the JVCo Group,

and Haleon and JVCo confirm for themselves and each of their respective Groups that, except in the case of fraud or serious misconduct, they shall not bring any claim or commence any proceedings against any of GSK, any member of the GSK Group, Pfizer or any member of the Pfizer Group (or any officer, employee, agent, consultant, adviser or representative of the foregoing) in respect of such matters.

11.2

For the avoidance of doubt, the Parties agree and acknowledge that clause 11.1 does not exclude any liability of any Party or any member of any Party’s Group in respect of any breach of any agreement between:

(A)	any member of the GSK Group and any member of the Pfizer Group or the Consumer Healthcare Group; or

(B)	any member of the Pfizer Group and any member of the GSK Group or the Consumer Healthcare Group.

12.	[RESERVED]

13.	EMPLOYEES

13.1

Each Party, for itself and on behalf of each member of its Group, hereby waives, and undertakes that it shall not bring any action or commence proceedings in respect of any claim which arises as a consequence of or by reference to any action or omission prior to Completion that it may have against any employee (or any former employee) of any member of any other Party’s Group which relates:

(A)	to that person’s involvement in, or work on or in connection with, the Separation Transaction; or

(B)	actions or omissions of that person in the course of such employment or other role which relate(s) to the business, operations or affairs of any other Group,

provided that the foregoing shall not apply: (i) insofar as any such claim relates to allegations of fraud or serious misconduct on the part of such person; (ii) where such person has brought a claim against the relevant Party (or a member of the relevant Party’s Group) or the trustees or managers of a retirement or other compensation or benefits scheme of that Party (or of a member of that Party’s Group); or (iii) to any claims pursuant to any separate agreement entered into with any person.

13.2

For the avoidance of doubt, nothing in this clause 13 shall affect the rights that any Party or any member of any Party’s Group has against employees, consultants or agents of members of its own Group.

14.	[RESERVED]

15.	RESTRICTIVE COVENANTS

15.1

For a period of [***] following Completion, Haleon shall not, and shall procure that each of the Consumer Healthcare Group Companies shall not, without the prior written consent of GSK, directly or indirectly solicit, endeavour to entice away or offer to employ a [***] who is employed by any GSK Group Company at Completion other than any employee who responds to a recruitment advertisement published generally and not specifically directed at such persons.

15.2

For a period of [***] following Completion, GSK shall not, and shall procure that each of the GSK Group Companies shall not without the prior written consent of Haleon, directly or indirectly solicit, endeavour to entice away or offer to employ a [***] who is employed by any Consumer Healthcare Group Company at Completion, other than any employee who responds to a recruitment advertisement published generally and not specifically directed at such persons.

16.	CONFIDENTIALITY

16.1

Subject to clause 17.3, each Party shall treat as confidential all information obtained as a precursor to or as a result of negotiating or entering into or performing this Agreement or which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement; or

(C)	the subject matter of this Agreement.

16.2	Each Party shall:

(A)	not disclose any such confidential information to any person other than:

(i)	in the case of Pfizer, a director of Haleon nominated by Pfizer;

(ii)	any of its directors or employees who need to know such information in order to discharge their duties; and

(iii)

other members of its Group (and/or, in the case of GSK: (a) the trustee of the GSK Pension Scheme; (b) the trustee of the GSK Pension Fund; (c) the trustee of the SmithKline Beecham Pension Plan; and/or (d) the trustee of the SmithKline Beecham Senior Executive Pension Plan);

(B)	not use any such confidential information other than for the purpose of:

(i)	in the case of Haleon, conducting the Consumer Healthcare Business;

(ii)	in the case of Pfizer, GSK or any member of their respective Groups, managing or monitoring its investment in Haleon; and

(iii)	in connection with the performance of its obligations and the exercise of its rights under this Agreement; and

(C)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 16 as if such person were a party to this Agreement.

16.3	Notwithstanding the other provisions of this clause 16, any Party may disclose any such confidential information:

(A)	if and to the extent required by Law or for the purpose of any judicial or arbitral proceedings;

(B)

if and to the extent required by any securities exchange or regulatory or Tax or other Governmental Entity to which that Party or a member of its Group is subject or submits, wherever situated, including (amongst other bodies) the FCA, London Stock Exchange, Panel on Takeovers and Mergers, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement for information has the force of Law;

(C)	to a Tax Authority in connection with the disclosing Party’s (or a member of its Group’s) Tax affairs;

(D)	to its advisers, auditors, actual or proposed debt financiers and bankers, provided they have a duty to keep such information confidential;

(E)	to the extent the information has come into the public domain through no fault of that Party;

(F)	to the extent the Party (or Parties) to which such information relates has (or have) given prior written consent to the disclosure;

(G)	to the extent expressly permitted by this Agreement or to the extent it is expressly permitted to do so pursuant to any Transaction Document;

(H)	if and to the extent required in connection with any regulatory consent or clearance process required by applicable Law; or

(I)	if it was in the possession of a Party or any of its advisers (in either case as evidenced by written records) without any obligation of secrecy prior to it being received or held.

16.4

Any Party disclosing information pursuant to clauses 16.3(A) or clause 16.3(B) shall (to the extent permitted by Law) take all such steps as may be reasonable and practicable in the circumstances to agree the contents, form and timing of such disclosure with the Party (or Parties) to whom such information relates before making such disclosure.

16.5	The restrictions contained in this clause 16 shall continue to apply to each Party without limit in time.

16.6

Notwithstanding the foregoing in this clause 16, to the extent that the Cosmos SAPA, the Cosmos SHA or any other Transaction Document or any other contract pursuant to which any Party or any member of its Group is bound provides that certain information shall be maintained confidential on a basis that is more protective of such information or for a longer period of time than provided for in this clause 16, then the applicable provisions contained in the Cosmos SAPA, the Cosmos SHA or such other Transaction Document or contract shall control with respect thereto but only to the extent such provision is more protective or runs for a longer period of time.

17.	ANNOUNCEMENTS

17.1

Subject to clause 17.2, no announcement or other publication concerning the transactions contemplated by the Transaction Documents or any ancillary matter shall be made by any Party or member of its Group without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed.

17.2

Notwithstanding clause 17.1, any Party or member of its Group may, whenever practicable and permissible after consultation with the other Parties and subject to the requirements of the Sponsors’ Agreements, make an announcement concerning this Agreement, the Transaction Documents, the Separation Transaction or the Consumer Healthcare Business, if and to the extent required by:

(A)	Law or for the purposes of any judicial or arbitral proceedings; or

(B)

any securities exchange or regulatory or Governmental Entity to which that Party is subject or submits, wherever situated, including (amongst other bodies) the FCA, London Stock Exchange, Panel on Takeovers and Mergers, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement has the force of Law.

17.3

For the avoidance of doubt, nothing in this Agreement shall prohibit any Party or any member of its respective Group from making any disclosure or public statements regarding its intentions with respect to the Haleon Ordinary Shares, Haleon ADSs in respect thereof or Haleon NVPS that it holds in Haleon.

17.4	The restrictions contained in this clause 17 shall continue to apply to each Party without limit in time unless otherwise agreed between the Parties.

18.	WARRANTIES

Each of the Parties warrants and undertakes to each other as at the date of this Agreement that:

(A)	it is validly existing and is a company duly incorporated and registered under the Law of its jurisdiction of incorporation;

(B)	it has the legal right and full power and authority to enter into and perform this Agreement, which will constitute valid and binding obligations on it in accordance with its terms; and

(C)	except as referred to in this Agreement, (including, for the avoidance of doubt, the filings, notices and approvals associated with the Regulatory Conditions), it:

(i)	is not required to make any announcement, consultation, notice, report or filing; and

(ii)	does not require any consent, approval, registration, authorisation or permit,

in each case with or from any Governmental Entity in connection with the performance of this Agreement.

19.	COSTS AND EXPENSES

19.1

[The Parties hereby agree, notwithstanding the terms of the Cosmos SHA (including, without limitation, clause 17.34(G) thereof), to the allocation of certain costs and expenses in connection with the Separation Transaction as specified in Schedule 3 (Allocation of Costs and Expenses), or which constitute matters that are the subject of any indemnity pursuant to the Tax Covenant, and that the Party identified as responsible in Schedule 3 (Allocation of Costs and Expenses) shall pay such costs and expenses.]

19.2	The Parties hereby agree that:

(A)

[in respect of costs and expenses in connection with the Separation Transaction that are not allocated pursuant to the operation of clause 19.1 and Schedule 3 (Allocation of Costs and Expenses), the provisions of paragraph 6 of Part A of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters) shall apply to allocate such costs and expenses; and]

(B)

where clause 19.2(A) applies, the Party identified as responsible pursuant to the application of paragraph 6 of Part A of Schedule 2 (Continuing Cosmos SHA Provisions and Post-Completion Matters) shall pay such costs and expenses.

19.3

Except as otherwise provided for in this Agreement or any Transaction Document, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and the other Transaction Documents (and any other document entered into pursuant to this Agreement or any such document).

20.	PAYMENTS

20.1

Payments due to be made under this Agreement shall, if not paid within thirty (30) days of the due date, and except to the extent the liability giving rise to the payment compensates the recipient for late payment by virtue of its extending to interest and penalties, carry interest at a rate of (i) two (2) per cent. above the base lending rate from time to time of the Bank of England, or (ii) if such base lending rate is less than zero, at two (2) per cent. (the “Agreed Rate”) for the period from the date falling thirty (30) days after the due date to the date of actual payment.

20.2

Payments due to be made under this Agreement shall be free and clear of all deductions, withholdings, set-offs, or counterclaims whatsoever, except as may be required by Law. If any deductions or withholdings are required by Law, the paying party shall be obliged to pay such sum as will, after such deduction, withholdings, set-off or counter-claim has been made, leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

21.	RECHARGE TO HALEON

Subject to Admission having occurred, JVCo shall, following Completion, charge to Haleon an amount equal to all costs and expenses incurred by JVCo in connection with Admission to the extent not otherwise reimbursed pursuant to the Transaction Documents, together with an amount in respect of VAT on the relevant amount where applicable.

22.	NOTICES

22.1

A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted. Any notice validly served on one member of any Party’s Group in accordance with this clause 22 shall be deemed to have been served on each member of such Party’s Group.

22.2	Notices under this Agreement shall be sent to a Party at its address and for the attention of the individuals set out below:

GSK

Address:
E-mail address:
For the attention of:

Pfizer

Address:
E-mail address:
For the attention of:

Haleon

Address:
E-mail address:
For the attention of:

JVCo

Address:
E-mail address:
For the attention of:

GSKCHHL

Address:
E-mail address:
For the attention of:

PFCHHL

Address:
E-mail address:
For the attention of:

provided that a Party may change its notice details on giving notice to the other Parties of the change in accordance with this clause 22. That notice shall only be effective on the date falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

22.3	Any notice given under this Agreement shall be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two (2) clear Business Days after the date of posting;

(C)	if sent by airmail, six (6) clear Business Days after the date of posting; and

(D)	if sent by e-mail, when despatched.

22.4

Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

22.5

A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.

22.6	The provisions of this clause 22 shall not apply in relation to the service of Service Documents.

23.	ENTIRE AGREEMENT

23.1

This Agreement, any other Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document, including the Cosmos SHA, the Cosmos SAPA and the other agreements and documents entered into in connection therewith (together, the “Cosmos Agreements”), together constitute the whole and only agreement between the Parties relating to the subject matter of this Agreement, any other Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document.

23.2

All terms of the Cosmos Agreements shall remain unchanged and in full force and effect and nothing in this Agreement or in any of the Transaction Documents shall amend, limit or otherwise modify the parties’ respective rights and obligations under the Cosmos Agreements, in each case except as, and only to the extent, expressly provided in this Agreement or in any of the Transaction Documents.

23.3	[Reserved]

23.4

Each Party acknowledges that in entering into this Agreement, any other Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document it is not relying upon any pre contractual statement which is not set out in this Agreement, any other Transaction Document, any Cosmos Agreement or any other agreement or document entered into by each of the Parties in connection with any such document.

23.5

Except in the case of fraud, no Party shall have any right of action against any other Party (or their respective Connected Persons) arising out of or in connection with any pre contractual statement except to the extent that it is repeated in this Agreement or in a Transaction Document or any Cosmos Agreement or in any other agreement or document entered into by each of the Parties in connection with any such document.

23.6

Except in the case of fraud and for any liability in respect of a breach of this Agreement or any Transaction Document or any Cosmos Agreement, no Party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its Connected Persons) in relation to Haleon, JVCo or the Consumer Healthcare Business.

23.7

For the purposes of this clause 23, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or any other Transaction Document or in any other agreement or document entered into in connection with any such document (as the case may be) made or given by any person at any time prior to the date of this Agreement or any other Transaction Document, except for those contained in any Transaction Document or any Cosmos Agreement.

23.8

Each Party agrees to the terms of this clause 23 on its own behalf and as agent for each of its Connected Persons. The provisions of this clause 23 shall not limit, supersede or otherwise affect any limitation of damages or remedies provisions that are expressly set forth in any Transaction Document or any Cosmos Agreement.

24.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

24.1	The Parties agree that:

(A)

certain provisions of this Agreement confer a benefit on members of the Parties’ respective Groups, their respective Connected Persons and such other third parties (each a “Relevant Third Party”) and, subject to the remaining provisions of this clause 24, are intended to be enforceable by each of the Relevant Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999, provided that the Party in the same Group as (or with the relevant connection to) the Relevant Third Party shall have the sole conduct of any action to enforce such right on behalf of such Relevant Third Party; and

(B)	notwithstanding the provisions of clause 24.1(A), this Agreement may be rescinded or varied in any way and at any time by the Parties to this Agreement without the consent of any Relevant Third Party.

24.2	Save as set out in clause 24.1(A), a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

25.	ASSIGNMENT

No Party shall, without the prior written consent of the other Parties:

(A)	assign or purport to assign all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with any of them);

(B)

make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement;

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement;

(D)	transfer or charge any of its rights or obligations under this Agreement; or

(E)	grant, declare, create or dispose of any right or interest in, in whole or in part, this Agreement,

and any purported assignment in contravention of this clause 25 shall be null and void ab initio.

26.	REMEDIES AND WAIVERS

26.1	No delay or omission by any Party in exercising any right, power or remedy provided by Law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver or variation of it.

26.2

The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

26.3

The rights and remedies of each Party under, or pursuant to, this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general Law.

26.4

Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would be available. Furthermore, each Party acknowledges and agrees that it will not raise any objection to the application by or on behalf of another Party or any member of its Group for any such remedies.

27.	VARIATION

27.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the Parties to it.

27.2	If this Agreement is varied:

(A)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(B)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(C)	the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

28.	FURTHER ASSURANCE

Each Party shall (and shall use reasonable endeavours to procure that any relevant Third Party shall) at its own cost, from time to time on request, do all acts and/or execute all documents in a form reasonably satisfactory to any other Party which that other Party may reasonably consider necessary for giving full effect to this Agreement and securing to that other Party the full benefit of the rights, powers and remedies conferred upon that other Party in this Agreement, in each case subject to the terms and conditions set forth in this Agreement.

29.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement (or in any other Transaction Document or any other arrangements contemplated hereby or therein) shall constitute a partnership between the Parties or any of them or make the agent of any other Party for any purpose. No party has any authority or power to bind, to contract in the name of, or to create a liability for another party in any way or for any purpose save as specifically set out in this Agreement.

30.	INVALIDITY

30.1

If at any time any provision (or part of any provision) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

30.2	Each of the provisions of this Agreement is severable.

30.3	If and to the extent that any provision of this Agreement:

(A)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(B)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

31.	CONTINUING EFFECT

Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

32.	COUNTERPARTS

32.1

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

32.2	Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

33.	LANGUAGE

Each notice or communication under or in connection with this Agreement shall be in English.

34.	GOVERNING LAW AND JURISDICTION

34.1

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

34.2	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought only in the courts of England.

34.3

Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

34.4	Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

35.	AGENT FOR SERVICE

35.1

Each of Pfizer, Anacor and PFCHHL irrevocably appoints Pfizer Limited, c/o UK Legal Department, Pfizer Ltd (IPC 3-1), Walton Oaks, Dorking Road, Tadworth, Surrey KT20 7NS, to be its agent for the receipt of Service Documents. Each such Party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

35.2

If the agent at any time ceases for any reason to act as such, Pfizer, Anacor and PFCHHL shall each appoint a replacement agent having an address for service in England or Wales and shall notify the other Parties of the name and address of the replacement agent. Failing such appointment and notification, JVCo shall be entitled by notice to Pfizer to appoint a replacement agent to act on behalf of Pfizer, Anacor and PFCHHL, provided that Pfizer shall be entitled, by notice to JVCo, to replace that agent with a replacement agent having an address for service in England or Wales. The provisions of this clause 35 applying to service on an agent apply equally to service on a replacement agent.

35.3

A copy of any Service Document served on an agent appointed in accordance with clauses 35.1 or 35.2 shall be sent by post to Pfizer, Anacor or PFCHHL (as applicable). Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

35.4

Without prejudice to clauses 35.1 to 35.3, any Party without an address for service in England or Wales shall appoint, and keep appointed at all times, an agent for service with an address for service in England or Wales and shall notify the other Parties of the name and address of its appointed agent for service. Failing such appointment and notification, JVCo shall be entitled by notice to such Party to appoint an agent to act on behalf of such Party, provided that such Party shall be entitled, by notice to the other Parties, to replace that agent with a replacement agent having an address for service in England or Wales. Such Party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

35.5	“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings.

IN WITNESS of which this document has been executed as a deed on the date which appears on page 1 above.

SIGNED as a DEED by DAVID REDFERN as attorney for GSK PLC in the presence of:	)
	)	(Signature of attorney)
	)	DAVID REDFERN as attorney for GSK PLC
)

Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed by	)
PFIZER INC.	)	(Authorised signatory)
acting by [name of authorised signatory]	)
who, in accordance with the laws of the	)
territory in which PFIZER INC. is	)
incorporated, [is][are] acting under the	)
authority of	)
PFIZER INC.	)

SIGNED as a DEED by AMANDA MELLOR as attorney for HALEON PLC in the presence of:	)
	)	(Signature of attorney)
	)	AMANDA MELLOR as attorney for HALEON PLC
)

Witness’s signature:

Name (print):

Occupation:

Address:

Executed as a deed by	)
GLAXOSMITHKLINE CONSUMER HEALTHCARE	)	Director
HOLDINGS (NO.2) LIMITED	)
acting by DAVID REDFERN a director	)
in the presence of:	)

Witness’s signature:

Name (print):

Occupation:

Address:

SIGNED as a DEED by	)
DAVID REDFERN as attorney for	)	(Signature of attorney)
GLAXOSMITHKLINE CONSUMER HEALTHCARE	)	DAVID REDFERN as attorney for
HOLDINGS LIMITED	)	GLAXOSMITHKLINE CONSUMER HEALTHCARE
in the presence of:	)	HOLDINGS LIMITED

Witness’s signature:

Name (print):

Occupation:

Address:

EXECUTED as a DEED by	)
ANACOR PHARMACEUTICALS, INC.	)	(Authorised signatory)
acting by [name of authorised signatory]	)
who, in accordance with the laws of the	)
territory in which ANACOR PHARMACEUTICALS, INC.	)
is incorporated, is acting under the	)
authority of ANACOR PHARMACEUTICALS, INC.	)

Executed as a deed by	)
PF CONSUMER HEALTHCARE	)	(Authorised signatory)
HOLDINGS LLC	)
acting by [name of authorised signatory]	)
who, in accordance with the laws of the	)
territory in which PF CONSUMER	)
HEALTHCARE HOLDINGS LLC is	)
incorporated, [is][are] acting under the	)
authority of PF CONSUMER HEALTHCARE	)
HOLDINGS LLC	)
)
)